UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Mattel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

and

PROXY STATEMENT

Annual Meeting of Stockholders

Manhattan Beach Marriott

1400 Parkview Avenue

Manhattan Beach, California

May 14, 2003

MATTEL, INC.

333 Continental Boulevard

El Segundo, California 90245-5012

NOTICE OF THE 2003 ANNUAL MEETING OF STOCKHOLDERS

The 2003 Annual Meeting of Stockholders of Mattel, Inc., will be held on Wednesday, May 14, 2003, at 10:00 a.m. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266. The following items of business are to be considered and acted on at the Annual Meeting:

1.	Election of eleven directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent accountants for the year ending December 31, 2003.

3.	Approval of the Mattel, Inc. 2003 Long-Term Incentive Plan.

4.	A stockholder proposal regarding shareholder rights plans.

5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Each of the above items of business is described in more detail in the Proxy Statement accompanying this Notice. The Board of Directors recommends a vote FOR the proposals described above in items 1-3 and a vote AGAINST the proposal described above in item 4.

If you were a holder of record of Mattel common stock at the close of business on March 19, 2003, you are entitled to notice of and to vote at the Annual Meeting.

A list of record holders of Mattel common stock entitled to vote at the Annual Meeting will be available for examination at Mattel’s offices at 333 Continental Boulevard, El Segundo, California 90245-5012, for any purpose germane to the Annual Meeting, by any stockholder during normal business hours for ten days prior to the Annual Meeting.

The Manhattan Beach Marriott is accessible to those who require special assistance. If you require special assistance, please call the Marriott at (310) 546-7511.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 2, 2003

All stockholders are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person, please check the appropriate box on the proxy card and bring with you the items that are required pursuant to Mattel’s admission policy for the Annual Meeting. A description of the admission policy can be found in the Proxy Statement under the heading “General Information—Admission Policy for Annual Meeting.” The admission policy is also printed on the Admission Ticket, which is enclosed with the Proxy Statement.

Whether or not you expect to attend the Annual Meeting, please vote as soon as possible in order that your stock will be represented at the Annual Meeting. You may vote by mail, by telephone or by Internet. If you wish to vote by mail, please complete, date, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible. If you wish to vote by telephone or by Internet, please follow the instructions on the proxy card with regard to telephone or Internet voting.

2

MATTEL, INC.

333 Continental Boulevard

El Segundo, California 90245-5012

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2003

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mattel, Inc., a Delaware corporation (“Mattel” or the “Company”), for use at its 2003 Annual Meeting of Stockholders, to be held on May 14, 2003, at 10:00 a.m. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the Annual Meeting were first mailed or delivered to the stockholders of Mattel on or about April 2, 2003.

Record Date, Shares Outstanding and Voting

The Board of Directors of Mattel has fixed March 19, 2003 as the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of Mattel common stock on the record date are entitled to notice of and to vote at the Annual Meeting.

As of the record date, there were 438,808,300 outstanding shares of common stock held by approximately 44,657 holders of record. At the Annual Meeting, each share of common stock will be entitled to one vote.

Quorum, Broker Voting, Cumulative Voting for Directors and Effect of Abstentions

The holders of a majority of the voting power of the shares of the stock entitled to vote at the Annual Meeting, present in person or by properly executed proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists.

There are rules that govern brokers who have record ownership of shares that are held in brokerage accounts for their clients, who are the beneficial owners of the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters, but not on non-routine matters. The proposals to be acted upon at the Annual Meeting include both routine matters such as the election of directors and the ratification of accountants and non-routine matters such as the approval of the 2003 Mattel, Inc. Long-Term Incentive Plan and the stockholder proposal regarding shareholder rights plans. On routine matters, a broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote for the routine matters, but expressly states that the broker is not voting on the non-routine matters. The broker’s inability to vote with respect to the non-routine matters is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for determining the number of votes cast on non-routine matters.

In the election of directors, holders of common stock are entitled to elect eleven directors, with the eleven candidates who receive the highest number of affirmative votes being elected. In electing directors, stockholders have the right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected (eleven) multiplied by the number of votes entitled to be cast by such stockholder at the Annual Meeting or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by giving instructions on the enclosed form of proxy as to how the votes are to be cumulated or by voting in person at the meeting. Executed proxies (including but not limited to executed proxies which indicate no voting instructions) will grant the persons named in the enclosed proxy card discretionary authority to cumulate votes in connection with the election of directors, except that no votes represented by such proxy card may be voted for the election of any individual with respect to which authority to vote has been withheld on such proxy card and except to the extent that specific instructions have been given on such proxy card as to cumulative voting. By virtue of cumulative voting, the proxy holders will have eleven votes for each share of common stock held by each stockholder granting his or her proxy. If voting authority is withheld from a particular nominee or nominees, votes will be cumulated in favor of the other nominees, and if different specific instructions are given, the specific instructions will be followed.

Abstentions will not be treated as votes cast on a proposal and, accordingly, will not affect whether any proposal is approved at the Annual Meeting. Broker non-votes do not have any effect for purposes of determining whether a proposal regarding a non-routine matter has been approved.

Voting of Proxies

All shares of common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, the proxy card will be deemed an instruction to vote:

•	in favor of the election as directors of the nominees named in this Proxy Statement, and such votes may be cumulated in the discretion of the proxy holder;

•	for proposal 2;

•	for proposal 3; and

•	against proposal 4.

The Board of Directors does not know of any matters other than those described in the notice of the Annual Meeting that are to come before the Annual Meeting. If any other matters are presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purposes of soliciting additional proxies for or against a given proposal, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters as they see fit.

Revocation of Proxies

Any proxy regarding shares of common stock given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	delivering to the Secretary of Mattel, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, Attention: Secretary, or hand delivered to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from the broker in order to change their vote or to vote at the Annual Meeting.

Admission Policy for Annual Meeting

Admission to the Annual Meeting is limited to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding executed proxies from stockholders who held Mattel stock on March 19, 2003, and invited guests of Mattel.

If you are a stockholder of Mattel, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a “record holder” of Mattel stock on March 19, 2003. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent. Many stockholders are not “record holders” because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock on March 19, 2003, please call Mattel’s transfer agent, EquiServe Trust Company, N.A., at 1-888-909-9922.

If you were a record holder of Mattel common stock on March 19, 2003, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	the Admission Ticket enclosed with this Proxy Statement.

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of March 19, 2003.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock on March 19, 2003, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	the Admission Ticket enclosed with this Proxy Statement, and

•	proof that you owned shares of Mattel common stock on March 19, 2003.

Examples of proof of ownership include the following: (1) an original or a copy of the voting information form from your bank or broker with your name on it, (2) a letter from your bank or broker stating that you owned Mattel common stock on March 19, 2003, or (3) a brokerage account statement indicating that you owned Mattel common stock on March 19, 2003.

If you acquired your shares of Mattel common stock after March 19, 2003, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	proof that you own shares of Mattel common stock.

Examples of proof of ownership include the following:

•	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (1) a letter from your bank or broker stating that you acquired Mattel common stock after March 19, 2003, or (2) a brokerage account statement as of a date after March 19, 2003 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation that you bought the stock after March 19, 2003.

If you are a proxy holder for a stockholder of Mattel, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock on March 19, 2003, and

•	Valid personal photo identification (such as a driver’s license or passport), and

•	If the stockholder whose proxy you hold was not a record holder of Mattel common stock on March 19, 2003, proof of the stockholder’s ownership of shares of Mattel common stock on March 19, 2003, in the form of (1) an original or a copy of the voting information form from the stockholder’s bank or broker with the stockholder’s name on it, or (2) a letter or statement from a bank, broker or other nominee indicating that the stockholder owned Mattel common stock on March 19, 2003.

You may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

Voting by Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the enclosed postage-prepaid envelope. If the envelope is missing, please mail your completed proxy card to the following address: Proxy Services, EquiServe Trust Company, N.A., P.O. Box 8583, Edison, NJ 08818.

Internet And Telephone Voting

As an alternative to using the paper proxy card to vote, Mattel stockholders may vote electronically via the Internet or by telephone. The telephone and Internet voting procedures use a control number to authenticate stockholders of record and allow you to vote your shares and confirm that your instructions have been properly recorded.

If you were a record holder of Mattel common stock on March 19, 2003, you may vote your shares by calling the toll-free number on the proxy card or by voting on the Internet at the address stated on the proxy card.

If a bank, broker or other nominee was the record holder of your shares of Mattel common stock on March 19, 2003, you will be able to vote by telephone or on the Internet by following the instructions on the voting information form that you receive from your bank, broker or other nominee.

Single Set of Disclosure Materials; “Householding”

To reduce the expense of delivering duplicate disclosure materials to our stockholders, we are taking advantage of new “householding” rules that permit us to deliver a single copy of our annual report, proxy statement and any information statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each record stockholder will continue to receive a separate notice of meeting and proxy card or voting instruction card. Also, householding will not in any way affect dividend check mailings.

How to Obtain a Separate Set of Materials

If you share an address with another Mattel stockholder and your household received only one set of Mattel’s annual report and proxy statement, you may call Mattel’s transfer agent, EquiServe, at 1-888-909-9922, to request a separate copy of these materials at no cost to you. You may also write to EquiServe at P.O. Box 43010, Providence, Rhode Island 02940-3010.

How to Change Your “Householding” Status for the Future

If you would like to receive your own additional set of Mattel’s disclosure documents in the future, please follow the instructions given below. Similarly, if you share an address with another Mattel stockholder and together both of you would like to receive only a single set of Mattel’s disclosure documents, please follow these instructions:

•	If you are the record holder of your shares of Mattel stock, please contact Mattel’s transfer agent, EquiServe, and inform them of your request. You may either call EquiServe at 1-888-909-9922 or write to EquiServe at P.O. Box 43010, Providence, Rhode Island 02940-3010.

•	If a broker, bank or other nominee is the record holder of your shares of Mattel stock, please call the toll free telephone number that appears on your voting instruction form, or contact your broker, bank or other nominee.

PRINCIPAL STOCKHOLDERS

As of March 24, 2003, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, more than 5% of Mattel’s common stock were:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Owned
Barclays Global Investors, N.A.	29,957,214	(1)	6.68%
45 Fremont Street
San Francisco, CA 94105

(1)	As reported in a Schedule 13G dated February 10, 2003 and filed with the Securities and Exchange Commission on February 12, 2003 by Barclays Global Investors, N.A. and a group of affiliated entities. The Schedule 13G states that Barclays Global Investors, N.A. and such affiliated entities beneficially own an aggregate of 29,957,214 shares of Mattel common stock, and that they have sole power to vote or direct the voting of, and to dispose or direct the disposition of, 29,935,214 of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 24, 2003, by (1) each director and nominee for director, (2) the Chief Executive Officer and each of the four other most highly compensated executive officers of Mattel as of December 31, 2002, and (3) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Position with Mattel	Amount and Nature of Beneficial Ownership(1)
Eugene P. Beard	Director	76,250	(2)
Matthew C. Bousquette	President, Mattel Brands	1,152,152	(2)(3)
Dr. Harold Brown	Director	88,945	(2)(4)
Robert A. Eckert	Chairman of the Board and Chief Executive Officer	3,589,101	(2)(5)
Kevin M. Farr	Chief Financial Officer	693,498	(2)(3)
Adrienne Fontanella(6)	Former President, Girls/Barbie	1,147,172	(2)(3)
Neil B. Friedman	President, Fisher-Price Brands	1,056,876	(2)(3)
Tully M. Friedman	Director	145,000	(2)(7)
Ronald M. Loeb	Director	213,545	(2)
Dr. Andrea L. Rich	Director	20,000	(2)
William D. Rollnick	Director	315,070	(2)
Christopher A. Sinclair	Director	37,450	(2)
G. Craig Sullivan	Director	33,350	(2)(8)
John L. Vogelstein	Director	1,295,000	(2)
Kathy Brittain White	Director	16,250	(2)
Ralph V. Whitworth	Director	6,456,630	(2)(9)
All current Directors and Executive Officers, as a group (23 persons)		16,857,792	(10)

(1)

Except for Mr. Whitworth, who may be deemed to control approximately 1.5% of Mattel’s common stock, no director or executive officer named above owns or controls or may be deemed to beneficially own or control 1.0% or more of any class of capital stock of Mattel. Except as otherwise noted, the directors and officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes shares of common stock that the following directors and executive officers have the right to acquire by exercise of options within 60 days following March 24, 2003: Mr. Beard, 21,250; Mr. Bousquette, 1,107,656; Dr. Brown, 45,000; Mr. Eckert, 3,075,000; Mr. Farr, 678,875; Ms. Fontanella, 1,147,000; Mr. Neil Friedman, 1,030,000; Mr. Tully M. Friedman, 45,000; Mr. Loeb, 130,000; Dr. Rich, 10,000; Mr. Rollnick, 95,000; Mr. Sinclair, 33,750; Mr. Sullivan, 18,750; Mr. Vogelstein, 45,000; Ms. White, 16,250; and Mr. Whitworth, 21,250.

(3)	Includes shares of common stock that the following executive officers hold through the Mattel stock fund of the Mattel, Inc. Personal Investment Plan (the “PIP”), a 401(k) plan: Mr. Bousquette, 6,496; Mr. Farr, 9,623; Ms. Fontanella, 172; and Mr. Neil Friedman, 2,876. Data concerning share ownership in the Mattel stock fund of the PIP was furnished by Mattel’s third party 401(k) plan administrator as of the March 19, 2003 record date.

(4)	43,945 of these shares are held in the Harold and Colene Brown Family Trust, as to which Dr. Brown shares voting and investment authority with his spouse.

(5)	Includes 514,101 vested deferrable restricted stock units.

(6)	As of February 27, 2003, Ms. Fontanella no longer served as President, Girls/Barbie.

(7)	100,000 of these shares are held in the Tully M. Friedman Revocable Trust UAD 1/3/80.

(8)	10,000 of these shares are held by Mr. Sullivan as trustee or successor trustee of the G. Craig Sullivan Living Trust dated September 3, 1991. 4,600 of these shares are held by Mr. Sullivan’s spouse as trustee of the Maureen O’Brien Sullivan Living Trust dated May 14, 1993.

(9)	6,435,380 of these shares are held by various limited partnerships and managed accounts controlled by Relational Investors LLC (“RILLC”). Mr. Whitworth is one of the four principals of RILLC and in that capacity he shares dispositive and voting authority with respect to the shares. Mr. Whitworth disclaims beneficial ownership of the shares held by entities controlled by RILLC, except to the extent of his pecuniary interest therein. Mr. Whitworth has decided not to stand for re-election to the Board of Directors. See “Proposal 1—Election of Directors.”

(10)	The amount stated represents approximately 3.8% of the outstanding shares of common stock. The amount stated also includes an aggregate of 8,035,592 shares of common stock that may be acquired upon the exercise of options within 60 days following March 24, 2003, which represents approximately 1.8% of the outstanding shares of common stock.

PROPOSALS

A total of four proposals are set forth in this Proxy Statement. The Board of Directors considered each proposal on March 20, 2003, and the recommendation of the Board of Directors on each proposal is set forth herein.

PROPOSAL 1

ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee or nominees as may be nominated by the Board of Directors or an authorized committee thereof. Management presently believes that each of the persons named will be available to serve. As discussed in “Quorum, Broker Voting, Cumulative Voting for Directors and Effect of Abstentions,” the election of directors shall be determined by a plurality of the votes cast at the Annual Meeting, with the eleven candidates who receive the highest number of affirmative votes being elected.

No arrangement or understanding exists between any nominee and Mattel or, to Mattel’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, except that Mr. Eckert’s employment agreement with Mattel provides that Mr. Eckert shall have the position and title of Chairman of the Board and Mattel’s Bylaws provide that the Chairman of the Board shall be a director of Mattel. None of the nominees has any family relationship to any other nominee or to any executive officer of Mattel.

The Board of Directors currently consists of twelve members who are elected annually to hold office until the next Annual Meeting or until their successors are duly elected and qualified. Ralph Whitworth, who has served as a director since 2000, has decided not to stand for re-election to the Board of Directors. He will not be a candidate for election for the coming term. As a result of Mr. Whitworth’s decision, the Board of Directors has reduced the size of the Board to eleven members effective as of the commencement of the Annual Meeting.

Information Concerning Nominees to the Board of Directors

Information is set forth below concerning the nominees for election as directors. All of the nominees are incumbent directors. Each nominee has furnished the information as to his or her beneficial ownership of common stock as of March 24, 2003, and the nominee’s principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

Name	Principal Occupation or Position	Age	Director Since
Eugene P. Beard	Vice Chairman, Finance and Operations (retired), Employee/Advisor, The Interpublic Group of Companies, Inc. (also a Director of Brown Brothers Harriman 59 Wall Street Fund, Bessemer Trust Company, Old Westbury Funds and Sand Hill Partners Fund II)	68	2000

Name	Principal Occupation or Position	Age	Director Since
Dr. Harold Brown	Managing Director and Senior Advisor, Warburg Pincus LLC; Counselor, Center for Strategic and International Studies (also a Director of Altria, Inc. and Evergreen Holdings, Inc.)	75	1991
Robert A. Eckert	Chairman of the Board and Chief Executive Officer of Mattel	48	2000
Tully M. Friedman	Chairman and Chief Executive Officer, Friedman Fleischer & Lowe, LLC, a private investment firm (also a Director of Levi Strauss & Co., McKesson Corporation, The Clorox Company, Archimedes Technology Group and Capital Source Holdings LLC)	61	1984
Ronald M. Loeb	Senior Vice President and General Counsel, Williams-Sonoma, Inc.	70	1970
Dr. Andrea L. Rich	President, Chief Executive Officer and Director, Los Angeles County Museum of Art	59	1998
William D. Rollnick	Former Chairman of the Board of Mattel; Retired Chairman and a Director of Genstar Rental Electronics, Inc.	71	1984
Christopher A. Sinclair	Managing Director, Manticore Partners, LLC and Chairman, Scandent Group, Netherlands, B.V. (also a Director of Merisant, Inc. and Footlocker Inc.)	52	1996
G. Craig Sullivan	Chairman and Chief Executive Officer, The Clorox Company (also a Director of Levi Strauss & Co.)	63	2001
John L. Vogelstein	Vice Chairman and Member, Warburg Pincus LLC (also a Director of Journal Register Company and Information Holdings Inc.)	68	1983
Kathy Brittain White	Executive Vice President, e-business and Chief Information Officer, Cardinal Health, Inc. (retired); Founder and President, Horizon Institute of Technology (also a Director of Certegy, Inc. (formerly Equifax Payment Services))	53	2002

Except as described below, each of the directors has served in the principal occupation or position indicated in the table for at least the past five years.

Mr. Beard has served as an Employee/Advisor of the Interpublic Group of Companies since February 2000, when he retired. Prior to that, he served as Vice Chairman, Finance and Operations of The Interpublic Group of Companies since October 1995. Prior to that, he was Executive Vice President, Finance and Operations and Chief Financial Officer of The Interpublic Group of Companies for fifteen years.

Mr. Eckert has been Chairman of the Board of Directors and Chief Executive Officer since May 2000. He was formerly President and Chief Executive Officer of Kraft Foods, Inc., the largest packaged food company in North America and a subsidiary of Philip Morris Companies Inc., from October 1997 until May 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, Inc. From 1993 to 1995, Mr. Eckert was President of the Oscar Mayer foods division of Kraft Foods, Inc. Mr. Eckert worked for Kraft Foods, Inc. for 23 years prior to joining Mattel.

Mr. Friedman has served as Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, LLC since April 1997. Prior to that, he was a founding partner of Hellman & Friedman, a private investment firm, for more than five years.

Mr. Loeb has been Senior Vice President and General Counsel of Williams-Sonoma, Inc., a specialty retailer of home furnishings and cookware, since June 1999. He served as Acting Chief

Executive Officer of Mattel from February 2000 until May 2000. Prior to joining Williams-Sonoma, Inc., he was a senior partner of the law firm of Irell & Manella LLP for more than five years, becoming of counsel to the firm upon his retirement in September 1997.

Dr. Rich has served as President, Chief Executive Officer and Director of the Los Angeles County Museum of Art (“LACMA”) since 1999, and as President and Chief Executive Officer of LACMA since November 1995. Prior to that, she served as Executive Vice-Chancellor and Chief Operating Officer of the University of California, Los Angeles, since 1991.

Mr. Rollnick served as Chairman of the Board of Mattel from February 2000 until May 2000. Mr. Rollnick is also the retired Chairman and a Director of Genstar Rental Electronics, Inc.

Mr. Sinclair has served as a Managing Director of Manticore Partners, LLC, a venture capital advisory firm, since February 2001. He is also Chairman of Scandent Group, a Netherlands-based information technology services company. Prior to that, he served as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from June 2000 to June 2002. Mr. Sinclair served as Chairman and Chief Executive Officer of Caribiner International, Inc. from January 1999 to May 2000. Prior to that, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years.

Ms. White established the Horizon Institute of Technology in 2002 and is serving as its President. The Institute is a non-profit organization serving the technology needs of the Arkansas Delta. Ms. White served as Executive Vice President, e-business and Chief Information Officer of Cardinal Health, Inc. from 1999 until February 2003. From 1996 to 1999, Ms. White was Senior Vice President and Chief Information Officer for Allegiance Corporation, which merged with Cardinal Health, Inc. in 1999.

THE BOARD OF DIRECTORS

Meetings and Remuneration

During 2002, the Board of Directors held five meetings, and no director attended less than 75% of the aggregate of all Board of Directors meetings and of all meetings held by any committee of the Board of Directors on which he or she served.

Non-employee members of the Board of Directors receive an annual retainer of $40,000 per year. Each non-employee committee chairman receives an additional annual fee of $10,000 per year and each non-employee committee member receives a fee of $1,500 per committee meeting attended. Directors may elect to defer all or part of their directors’ fees under an arrangement that provides for the investment of such fees in Mattel common stock equivalents or in interest-bearing accounts. The distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing on or after the date the individual ceases to be a director of Mattel. Directors may elect to receive either 50% or 100% of the annual retainer in Mattel common stock. Mattel reimburses directors for their expenses incurred while traveling on Board of Directors business. Pursuant to the terms of the Mattel 1996 Stock Option Plan, upon initial election to the Board of Directors, each new non-employee member of the Board of Directors receives options to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options are immediately exercisable and expire ten years from the date of grant; provided, however, that the options terminate 90 days after the director ceases to be a member of the Board of Directors unless the director ceases to be a member of the Board of Directors as a result of death or disability, in which case the date is extended to one year from the date the director ceases to be a member of the Board of Directors. Upon each annual re-election, each non-employee member of the Board of Directors receives options to purchase an additional 12,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options vest annually over four years at a rate of 25% for each year, and such options expire ten years from the date of grant; provided, however, that such options terminate 90 days after the director ceases to be a member of the Board of Directors, unless the director ceases to be a member of the Board of Directors as a result of death or disability, in which case the date is extended to one year from the date the director ceases to be a member of the Board of Directors.

The Board of Directors has adopted policies regarding non-employee director stock ownership and retention of shares purchased upon exercise of stock options. Under the policy, each non-employee member of the Board of Directors will have up to five years from the later of adoption of the policy in 1998 or joining the Board of Directors to attain target minimum levels of stock ownership. In addition, during their service on the Board of Directors, each non-employee member of the Board of Directors must either hold his or her options to purchase shares of common stock or, if exercised, must hold the underlying shares of common stock until he or she ceases to be a member of the Board of Directors.

Mr. Eckert serves as Chairman of the Board and Chief Executive Officer of Mattel. For a description of Mr. Eckert’s compensation, see “Employment Agreements—Employment Agreement with Robert A. Eckert.”

Committees

Mattel’s Audit Committee is chaired by Mr. Rollnick and includes Mr. Beard, Mr. Loeb, Dr. Rich, Mr. Vogelstein and Ms. White as members. Ms. White became a member of the Audit

Committee in August 2002. During 2002, the Audit Committee held eleven meetings. The primary functions of the Audit Committee are to assist the Board of Directors in the selection, evaluation and, where appropriate, replacement of the outside auditor; to preapprove all auditing services and permitted non-audit services to be performed for Mattel by its outside auditor; to meet with the outside auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed; to review and discuss Mattel’s quarterly and annual financial statements with management, the outside auditor and the internal audit group, as appropriate; to discuss with management and the outside auditors Mattel’s practices with respect to risk assessment, risk management and critical accounting policies; and to discuss periodically with the outside auditor and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures.

In connection with the exercise of its duties, the Audit Committee has the authority to retain and terminate the company’s outside auditors, and to obtain, as appropriate, advice and assistance from outside legal, accounting or other advisors. The Audit Committee also meets separately, periodically, with management, with the senior internal auditing officer, and with the independent auditors to discuss subjects relevant to the Audit Committee’s performance of its duties.

Mattel has an Executive/Finance Committee chaired by Mr. Vogelstein that includes Messrs. Friedman, Loeb and Rollnick as members. During 2002, the Executive/Finance Committee held no meetings. The Executive/Finance Committee may exercise all the powers of the Board of Directors, subject to limitations of applicable law, between meetings of the Board of Directors.

Mattel has a Nominations/Corporate Governance Committee chaired by Mr. Loeb that includes Dr. Rich and Messrs. Friedman, Sullivan, Vogelstein and Whitworth as members. During 2002, the Nominations/Corporate Governance Committee held three meetings. Its primary function is to make recommendations to the Board of Directors with respect to matters relating to the composition and membership of the Board of Directors and the Board’s governance responsibilities. The Nominations/Corporate Governance Committee also works closely with the Chief Executive Officer and other members of Mattel’s management to assure that Mattel is governed effectively. Sitting as a nominating committee, it screens candidates to fill vacancies on the Board of Directors and makes recommendations to the full Board of Directors as to such candidates.

Mattel has a Compensation/Options Committee chaired by Mr. Vogelstein that includes Messrs. Beard, Rollnick, Sinclair and Whitworth as members. During 2002, the Compensation/Options Committee held five meetings. The primary functions of the Compensation/Options Committee are to review and approve compensation to be provided to executive officers of Mattel, and to act as an administrator of the stock option and incentive compensation plans for Mattel’s employees.

Mattel has a Pension Committee chaired by Mr. Sinclair that includes Dr. Brown as a member. During 2002, the Pension Committee held two meetings. Its primary function is to oversee the operation of Mattel’s pension and employee retirement and savings plans by reviewing investment and financial performance, the selection of investment managers, trustees and other fiduciaries, and monitoring the administration of the plans.

In 2002, Mattel’s Board of Directors established a Special Litigation Committee that includes Mr. Beard and Mr. Sullivan as members. During 2002, the Special Litigation Committee held one meeting. Its primary function is to consider and act on specified issues relating to certain litigation matters.

The members of Mattel’s Board of Directors also serve as the members of the Mattel Children’s Foundation. The Mattel Children’s Foundation has a Board of Directors chaired by Dr. Brown that includes Mr. Beard and Dr. Rich as members. During 2002, the Board of Directors of the Mattel Children’s Foundation held two meetings. The Board of Directors of the Mattel Children’s Foundation provides direction to and approves the budget and major expenditures of the Mattel Children’s Foundation. Funded annually from Mattel’s corporate profits, the Mattel Children’s Foundation supports a variety of programs and organizations that primarily benefit children in need.

Compensation Committee Interlocks and Insider Participation

During 2002, Messrs. Vogelstein, Beard, Rollnick, Sinclair and Whitworth served on the Mattel Compensation/Options Committee. During 2002, there were no interlocks with other companies within the meaning of the Securities and Exchange Commission’s proxy rules. None of the members of the Compensation/Options Committee is or has been an officer or employee of Mattel or any of its subsidiaries.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED HEREIN.

REPORT OF THE AUDIT COMMITTEE

To the fullest extent permitted under applicable laws and regulations, the following Report of the Audit Committee covering Mattel’s fiscal year ended December 31, 2002, shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. To the fullest extent permitted under applicable laws and regulations, the Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee of Mattel’s Board of Directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange, provided that Mr. Loeb serves on the Audit Committee despite having served as Acting Chief Executive Officer of Mattel from February to May 2000. Mr. Loeb was not a member of the Audit Committee during the brief period during which he served as Acting Chief Executive Officer. In connection with the departure of Mattel’s former Chief Executive Officer on February 3, 2000, Mr. Loeb agreed to the request of the Board of Directors that he serve on an interim basis as the Acting Chief Executive Officer of Mattel. Mr. Loeb stepped down as Acting Chief Executive Officer on May 15, 2000, in connection with Mr. Eckert’s appointment as Mattel’s new Chief Executive Officer. Mr. Loeb had been a long-term, valued member of the Audit Committee prior to the time that Mattel’s Board of Directors asked him to serve as Acting Chief Executive Officer due to unusual and exigent circumstances. After his service as Acting Chief Executive Officer ended, Mattel’s Board of Directors determined, pursuant to the listing standards of the New York Stock Exchange, that Mr. Loeb’s unique situation presented exceptional circumstances pursuant to which his continued service on the Audit Committee was required in the best interests of Mattel and its stockholders.

Management of Mattel has the primary responsibility for the production of Mattel’s financial statements as well as the establishment of its financial reporting process, principles and internal controls. Mattel’s independent auditors are responsible for performing an audit of Mattel’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of Mattel as of and for the year ended December 31, 2002 with management, the senior internal auditing officer and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from Mattel.

The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to Mattel is compatible with maintaining the auditors’ independence.

Although the members of the Audit Committee are financially literate and at least one of the members of the Audit Committee has accounting or related financial management expertise, the members of the Audit Committee are not engaged in the accounting or auditing profession. Accordingly, in the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of Mattel and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that Mattel’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that Mattel’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William D. Rollnick (Chairman)

Eugene P. Beard

Ronald M. Loeb

Dr. Andrea L. Rich

John L. Vogelstein

Kathy Brittain White

REPORT OF THE COMPENSATION/OPTIONS COMMITTEE

To the fullest extent permitted under applicable laws and regulations, the following Report of the Compensation/Options Committee covering Mattel’s fiscal year ended December 31, 2002, and the performance graph that follows shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. To the fullest extent permitted under applicable laws and regulations, the Report and the Performance Graph that follows shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

General

The Compensation/Options Committee, a committee composed entirely of directors who have never served as officers of Mattel, reviews and approves compensation to be provided to executive officers of Mattel, and acts as an administrator of the stock option and incentive compensation plans for Mattel’s employees. In evaluating the performance of members of senior management, the Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The Compensation/Options Committee met five times during 2002.

Statement on Philosophy of Executive Compensation

In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other senior executives of Mattel, the Compensation/Options Committee is guided by three basic principles:

•	Mattel must offer competitive salaries and other benefits to be able to attract, retain and motivate highly-qualified and experienced executives;

•	Cash compensation for executives in excess of base salaries should be tied to Mattel’s performance, individual performance or both; and

•	The financial interests of Mattel’s executives should be aligned with the financial interests of the stockholders, primarily through equity programs and short- and long-term incentive plans.

Mattel benchmarks its total compensation levels by comparing itself to other large, global, consumer product companies, in order to make Mattel’s compensation opportunities competitive with what other leading companies are providing. Mattel compares its pay to leading companies because Mattel wants to attract and retain talented employees who will lead Mattel to greater business success. Mattel generally intends for its overall executive compensation packages to be above the average for large, global, consumer product companies, but Mattel does not target a specific percentile for benchmarking purposes.

Compensation Consultants

The Board of Directors has adopted a charter for the Compensation/Options Committee which provides, among other things, that the Committee may, at its discretion, utilize a compensation consultant or other professional or expert. The retention and, where appropriate, the termination of such compensation consultant are at the sole discretion of the Committee without the participation of any officer or other member of management of Mattel. The compensation consultant is required to be “independent,” meaning that it must be free from any relationship with Mattel or its officers or other members of management (other than providing services to the Committee, Mattel, its officers or other members of management at the direction of the Committee) that the Committee determines, in its sole discretion, would interfere in the exercise of the independent judgment of the compensation consultant. The Committee has retained The Hay Group as its independent compensation consultant. In 2002, the independent compensation consultant assisted the Committee with aspects of compensation paid to senior executives of Mattel, as well as long-term incentive concepts, appropriate financial and other performance measures and equity incentive plans.

Base Salaries

The Compensation/Options Committee establishes the base salaries of executive officers at levels it determines are appropriate in light of the duties and scope of responsibilities of each officer’s position. The Compensation/Options Committee reviews executive officer salaries regularly, usually at least once every 12 months, and makes adjustments as warranted to reflect continued individual contributions, sustained performance and competitive market factors. The Compensation/Options Committee measures individual contributions and performance against total annual compensation, including incentive awards, rather than against base salary alone. During the year 2002, the Compensation/Options Committee did not increase the base salaries of Mr. Eckert, Mr. Bousquette, Ms. Fontanella, Mr. Neil Friedman or Mr. Farr.

Annual Incentives

At the 2002 Annual Meeting of Stockholders, Mattel’s stockholders approved the 2002 Mattel Incentive Plan (the “MIP”) and the material terms of its performance goals. The MIP replaced the Management Incentive Plan (the “Prior MIP”), which was an earlier annual incentive program. Employees of Mattel and its subsidiaries are eligible to participate in the MIP. The performance objectives used to determine payments under the MIP may be based on one or more of a variety of different financial business criteria with respect to (1) Mattel, (2) Mattel’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions, groups, functions or employees and/or (3) Mattel’s brands, groups of brands or specific brands. Each year, the Committee establishes specific targets that must be achieved before incentive payments are paid, as well as maximum levels for participants, which provide a ceiling on the total amount payable. The performance objectives for named executive officers are based on an objective formula or standard, as required to qualify for the exception from Internal Revenue Code Section 162(m) for performance-based compensation. For other employees, the Committee has the discretion to establish performance objectives based on other standards, including individual performance objectives, business and personal contributions and management discretion. In March 2002, the Committee established performance goals and formulae for the year 2002 under the MIP based on (a) for Mr. Eckert, the overall corporate financial performance of Mattel, (b) for Mr. Bousquette, Ms. Fontanella and Mr. Neil Friedman, the overall corporate financial performance of Mattel and the financial performance of the executive’s respective business unit and (c) for Mr. Farr, the overall corporate financial performance of Mattel and the financial performance of the business units. The performance goals with respect to the overall corporate financial performance of Mattel were based upon net operating profit after taxes less a capital charge. The performance goals with regard to the financial performance of each business units were based partly on the business unit’s U.S. operating profit less an inventory charge and partly on the business unit’s international operating profit at planned overhead less an inventory charge. At the time they were set, the 2002 performance goals were substantially uncertain to be achieved. The goals were set at threshold, target and maximum levels. For 2002, the maximum amounts that named executive officers were eligible to receive under the MIP ranged from 90% to 200% of base salary; in determining these amounts, the Committee reviewed competitive data regarding annual incentive levels in comparative companies, relied upon the advice of the Committee’s independent compensation consultant and exercised its business judgment. With regard to the year 2002, Mattel and the business units achieved the financial performance goals at the maximum level. Accordingly, annual incentive payments with regard to financial performance in the year 2002 of $2,500,000, $892,500, $892,500 and $585,000 were made to Mr. Eckert, Mr. Bousquette, Mr. Neil Friedman and Mr. Farr, respectively. Mattel also accrued $892,500 with respect to Ms. Fontanella’s annual incentive for the year 2002. See “Employment Agreements—Employment Agreements with Adrienne Fontanella, Matthew C. Bousquette, Neil B. Friedman and Kevin M. Farr.”

Long-Term Incentive Plan

Executive officers also participated in the Long-Term Incentive Plan (“LTIP”) for the performance cycle beginning August 15, 2000 and ending December 31, 2002. Awards under the LTIP are based on Mattel’s financial performance over the cycle relative to performance targets relating to its long-range financial goals and are paid in the quarter following the end of the performance cycle. For the 2000-2002 performance cycle, the Compensation/Options Committee based the performance targets on net operating profit after taxes less a capital charge. In November 2000, the Compensation/Options Committee established the level of each executive’s participation and threshold, target and maximum levels for the performance criteria that had to be achieved before incentive payments would be awarded under the LTIP at the threshold, target and maximum payout levels. At the time that they were set, the goals that the Committee established were substantially uncertain to be achieved. Mattel’s performance met the maximum level performance criteria with regard to the 2000-2002 plan cycle, and accordingly payments under the LTIP were made to Mr. Eckert, Mr. Bousquette, Ms. Fontanella, Mr. Neil Friedman and Mr. Farr in the amounts of $8,000,000, $3,000,000, $3,000,000, $3,000,000 and $2,000,000, respectively. The Committee’s independent compensation consultant reviewed the computation of payments made with respect to the 2000-2002 plan cycle.

For the terms of the Mattel, Inc. 2003 Long-Term Incentive Plan, (the “2003 LTIP”), which will replace the LTIP if the 2003 LTIP is approved by Mattel’s stockholders, see “Proposal 3—Approval of the Mattel, Inc. 2003 Long-Term Incentive Plan.”

Equity-Based Incentive Compensation

The Amended and Restated Mattel 1996 Stock Option Plan (the “1996 Plan”) authorizes the Compensation/Options Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. Stock options are granted under the 1996 Plan with an exercise price equal to the market price of Mattel’s common stock on the date of grant and generally vest semi-annually over three years. This approach is designed to motivate management to increase stockholder value over the long-term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Compensation/Options Committee considers competitive practices, the duties and scope of responsibilities of each executive’s position and the amount and terms of options already held by management.

By its terms, the 1997 Premium Price Stock Option Plan (the “PPO Plan”) terminated on December 31, 2002, except with respect to stock options then outstanding.

In 2002, Mr. Eckert, Mr. Bousquette, Ms. Fontanella, Mr. Neil Friedman and Mr. Farr were granted options to purchase 375,000, 150,000, 150,000, 150,000 and 85,000 shares of Mattel common stock, respectively, pursuant to the 1996 Plan. The exercise price per share of the options is equal to the closing price per share of Mattel common stock on the date of grant. The options vest and become exercisable as follows: as to 10% of the shares six months after the grant date, as to an additional 10% of the shares one year after the grant date, and as to an additional 20% of the shares every six months thereafter, with the options becoming fully exercisable on the third anniversary of the grant date. The options expire ten years from the date of grant. The primary basis for the Committee’s granting of such options was to recognize the executives as key leaders of the company and to provide them with strong incentives to increase Mattel’s stockholder value during the term of the options. The Committee reviewed competitive data regarding equity incentive levels in comparative companies, relied upon the advice of the Committee’s independent compensation consultant and exercised its business judgment in determining the number of options to grant.

The Compensation/Options Committee believes that significant equity interests in Mattel held by its executives more closely align the interests of stockholders and management. In light of this belief, Mattel has established stock ownership guidelines that apply to the named executive officers and certain other executive officers. Those executive officers to whom the guidelines apply have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in Mattel. Compliance with these guidelines, while not mandatory, is taken into consideration when the Committee grants stock options.

Compensation of the Chief Executive Officer

Mr. Eckert’s Employment Agreement dated as of October 18, 2000, effective as of May 16, 2000, established the terms and conditions of his employment with Mattel, including a minimum base salary, minimum levels of participation in incentive plans, the minimum benefits to which he was entitled under the compensation plans available to Mattel’s executive officers and payments or benefits to which he would be entitled upon termination of his employment. See “Employment Agreements” below. The Compensation/Options Committee typically reviews the base salary of the Chief Executive Officer at least every 12 months pursuant to the same policies the Committee uses to evaluate the base salaries of the other executive officers. Mr. Eckert’s compensation was reviewed by the Committee during the year 2002 and was not increased, based upon an assessment of the competitiveness of his total compensation package and the existing economic environment.

Multiple aspects of Mr. Eckert’s compensation are tied directly to Mattel’s financial performance. Mr. Eckert’s stock options and deferrable restricted stock units are tied to Mattel’s financial performance in that the value of these equity securities is directly determined by the market value of Mattel’s stock. In 2002, the Committee awarded to Mr. Eckert an option under the 1996 Plan to purchase 375,000 shares of Mattel common stock. The purpose of this award was to provide Mr. Eckert with an additional incentive to increase Mattel’s stock value during the term of the option. The Committee reviewed competitive data regarding equity incentive levels for chief executive officers of comparative companies, relied upon the advice of its independent compensation consultant and exercised its business judgment in making this grant to Mr. Eckert.

Mr. Eckert also participates in Mattel’s annual incentive plan, the MIP. As explained above, the Committee met in March 2002 to establish performance goals under the MIP for the year 2002. Pursuant to Mr. Eckert’s employment agreement, Mr. Eckert’s annual bonus opportunity was required to equal at least 100% of his base salary at the target bonus level and to equal at least 200% of his base salary at the maximum bonus level. Mr. Eckert’s performance goals were based exclusively upon Mattel’s corporate financial performance, specifically Mattel’s net operating profit after taxes less a capital charge. The goals were set at threshold, target and maximum levels; achievement of financial performance below the threshold level would have resulted in no annual bonus payment to Mr. Eckert, and achievement at the threshold or target levels would have resulted in annual bonus payments of $625,000 or $1,250,000, respectively. With regard to the year 2002, under Mr. Eckert’s leadership, Mattel achieved the corporate financial performance goals at the maximum level, and, as a result, Mr. Eckert received an annual bonus at the maximum level of $2,500,000.

Mr. Eckert also participates in the LTIP. In November 2000, the Committee established goals under the LTIP for a plan cycle that began in August 2000 and ended on December 31, 2002. Pursuant to the terms of Mr. Eckert’s employment agreement, Mr. Eckert’s LTIP bonus opportunity for the 2000-2002 plan cycle was required to be least $2,000,000 for performance at the threshold level, $4,000,000 at the target level and $8,000,000 at the maximum level. As explained above, Mr. Eckert’s performance goals under the LTIP were based exclusively upon Mattel’s corporate financial performance, specifically Mattel’s net operating profit after taxes less a capital charge. The goals were set at threshold, target and maximum levels; under the criteria established by the Committee, achievement of financial performance below the threshold level would have resulted in no LTIP payout to Mr. Eckert, and achievement at the threshold or target levels would have resulted in payments of $2,000,000 or $4,000,000, respectively. With regard to the 2000-2002 plan cycle, under Mr. Eckert’s leadership, Mattel achieved the corporate financial performance goals at the maximum level. As a result, under the criteria established by the Committee, Mr. Eckert received an LTIP payout for the 2000-2002 plan cycle at the maximum level of $8,000,000.

Internal Revenue Code Section 162(m)

As one of the factors in its review of compensation matters, the Compensation/Options Committee considers the anticipated tax treatment to Mattel and to its executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted rights or on whether such compensation qualifies for the exemption for “performance-based” compensation under the provisions of Internal Revenue Code Section 162(m). Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation/Options Committee’s control also affect the deductibility of compensation. For these and other reasons, the Compensation/Options Committee will not necessarily limit executive compensation to the amount deductible under Internal Revenue Code Section 162(m). The Compensation/Options Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION/OPTIONS COMMITTEE

John L. Vogelstein (Chairman)

Eugene P. Beard

William D. Rollnick

Christopher A. Sinclair

Ralph V. Whitworth

PERFORMANCE GRAPH

The following graph compares the performance of Mattel common stock with that of the S&P 500 Index and the S&P 500 Consumer Staples Index. The Cumulative Total Return listed below assumes an initial investment of $100 and reinvestment of dividends.

Comparison of Five Year Cumulative Total Return

Mattel, Inc., S&P 500 and S&P 500 Consumer Staples Index

1997 to 2002

CUMULATIVE TOTAL RETURN	1997	1998	1999	2000	2001	2002
S&P 500	$100.00	$128.34	$155.14	$141.13	$124.40	$97.08
S&P 500 Consumer Staples Index	$100.00	$115.60	$98.27	$114.31	$106.95	$102.55
Mattel, Inc.	$100.00	$63.92	$36.65	$41.08	$49.07	$54.78

Mattel’s senior management team has changed significantly since 1999. All of Mattel’s named executive officers for the year 1998 left their positions with Mattel by the end of the first quarter of 2000. The following executive officers joined Mattel after the first quarter of 2000: the Chairman and Chief Executive Officer; the Executive Vice President, Worldwide Operations; the Executive Vice President, International; the Chief Information Officer; and the Senior Vice President and Corporate Controller.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of Mattel who served in such capacities on December 31, 2002 (the “Named Executive Officers”), for service during each of the last three fiscal years.

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payout ($)	All Other Compensation ($)(2)
Robert A. Eckert(3)	2002	1,250,000	2,500,000	—	—	375,000	8,000,000	127,494
Chairman of the Board and	2001	1,250,000	802,500	—	—	—	—	130,302
Chief Executive Officer	2000	788,986	4,034,874	118,872	7,711,516	3,000,000	—	73,112

Matthew C. Bousquette	2002	850,000	892,500	—	—	150,000	3,000,000	5,870,594
President,	2001	850,000	665,605	—	—	—	—	78,888
Mattel Brands	2000	756,986	542,500	60,654	—	1,000,000	—	68,876

Adrienne Fontanella(4)	2002	850,000	(5)	—	—	150,000	3,000,000	5,908,758
Former President,	2001	850,000	345,015	—	—	—	—	78,843
Girls/Barbie	2000	756,986	641,300	97,203	—	1,000,000	—	69,001

Neil B. Friedman	2002	850,000	892,500	—	—	150,000	3,000,000	5,662,565
President,	2001	850,000	281,903	—	—	—	—	41,313
Fisher-Price Brands	2000	756,986	566,800	—	—	1,000,000	—	34,008

Kevin M. Farr	2002	637,500	585,000	—	—	85,000	2,000,000	62,160
Chief Financial Officer	2001	625,000	208,650	—	—	—	—	56,182
	2000	568,269	262,000	—	—	600,000	—	52,332

(1)	Bonus awards for Mr. Eckert, Mr. Bousquette, Mr. Friedman and Mr. Farr for 2002 represent awards payable under the Mattel Incentive Plan based on (a) for Mr. Eckert, financial performance of Mattel, (b) for Mr. Bousquette and Mr. Friedman, financial performance of Mattel and the executive’s respective business unit and (c) for Mr. Farr, financial performance of Mattel and the business units. See “Report of the Compensation/Options Committee—Annual Incentives.”

(2)

2002 amounts include $3,606,149 of principal and interest that was forgiven on October 29, 2002 with respect to loans from Mattel to each of Mr. Bousquette, Ms. Fontanella and Mr. Friedman. The loans were made in 1999 and 2000, and the loan forgiveness occurred pursuant to the original terms of the loans. The purpose of the loans was to help ensure that Mattel would retain the services of these key executives during a time of management transition and business challenges. Each loan was designed to provide incentives for the executive to remain employed by Mattel for the full term of the loan. For more information concerning the loans, see “Employment Agreements—Employment Agreements with Adrienne Fontanella, Matthew C. Bousquette, Neil B. Friedman and Kevin M. Farr.” 2002 amounts also include gross-ups of $2,186,861, $2,186,861 and $2,010,905 for Mr. Bousquette, Ms. Fontanella and Mr. Friedman, respectively, with regard to taxes on loan forgiveness, pursuant to the terms of the loans. 2002 amounts additionally include the taxable portion of premiums on life insurance provided by Mattel for Mr. Eckert, Mr. Bousquette, Ms. Fontanella, Mr. Friedman and Mr. Farr of $1,710, $1,980, $2,002, $8,349 and $1,710, respectively; contributions by Mattel on the executives’ behalf to Mattel’s Personal Investment Plan and Mattel’s Deferred Compensation and PIP Excess Plan of $122,596, $75,029, $75,029, $34,654 and $59,875, respectively; and premiums on personal liability insurance provided by Mattel in the amount of $575 for each of Mr. Eckert, Mr. Bousquette, Ms. Fontanella, Mr. Friedman and Mr. Farr. The 2002 amount for Mr. Eckert also includes $2,613 in respect of premiums on additional life insurance provided by Mattel pursuant to Mr. Eckert’s employment agreement. The 2002 amount for Ms. Fontanella includes $38,142 of relocation expenses paid by Mattel. The 2002 amount for Mr. Friedman also includes a $1,933 gross-up with respect to Medicare taxes on the value of vested SERP benefits.

(3)	Mr. Eckert joined Mattel in May 2000; therefore, the 2000 salary amount represents his salary for a partial year.

(4)	As of February 27, 2003, Ms. Fontanella no longer served as President, Girls/Barbie.

(5)	Mattel has accrued $892,500 with respect to Ms. Fontanella’s annual incentive for the year 2002. See “Employment Agreements—Employment Agreements with Adrienne Fontanella, Matthew C. Bousquette, Neil B. Friedman and Kevin M. Farr.”

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)(2)
Robert A. Eckert(3)	375,000	5.3%	20.04	05/22/12	2,584,046
Matthew C. Bousquette	150,000	2.1%	20.04	05/22/12	1,033,619
Adrienne Fontanella	150,000	2.1%	20.04	05/28/03	344,550
Neil B. Friedman	150,000	2.1%	20.04	05/22/12	1,033,619
Kevin M. Farr	85,000	1.2%	20.04	05/22/12	585,717

(1)	These awards of nonqualified stock options were made pursuant to the 1996 Plan on May 22, 2002, with an exercise price of $20.04 per share, which was the closing price per share of Mattel common stock on the date of grant. The options vest and become exercisable as follows: with respect to 10% of the shares, on November 22, 2002, with respect to an additional 10% of the shares, on May 22, 2003, and with respect to an additional 20% of the shares, on each of November 22, 2003, May 22, 2004, November 22, 2004 and May 22, 2005. The options will expire on May 22, 2012. The 1996 Plan has provisions about the impact of a change of control, death, disability, retirement and termination of employment on the exercisability of options. Grant date present value for the options granted to Mr. Eckert, Mr. Bousquette, Mr. Friedman and Mr. Farr has been calculated using a variation of the Black-Scholes pricing model based on the following weighted-average assumptions: 3.41% risk-free rate; 8.9-year expected life; 0.87% dividend yield; 24.98% volatility factor; and the exercise price as set forth in the table above. Grant date present value for the options granted to Ms. Fontanella has been calculated using a variation of the Black-Scholes pricing model based on the following weighted-average assumptions: 1.88% risk-free rate; 1.0-year expected life; 0.26% dividend yield; 26.76% volatility factor; and the exercise price as set forth in the table above.

(2)	Amounts shown are estimates of the present value of the options calculated using a variation of the Black-Scholes pricing model based on the assumptions set forth in note (1) above. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

(3)	By agreement with Mr. Eckert, in the event that Mr. Eckert’s employment with Mattel is terminated by Mattel without cause, by Mr. Eckert with good reason, in certain circumstances following a change of control, or by reason of Mr. Eckert’s death or disability, all of Mr. Eckert’s options become immediately exercisable and Mr. Eckert (or, in the case of his death, his legal representative or designated beneficiary) will have ten years from the date of grant to exercise the options.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/SARs at FY-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert A. Eckert	—	—	2,287,500	1,087,500	17,775,000	5,925,000
Matthew C. Bousquette	—	—	992,656	235,000	7,159,179	877,500
Adrienne Fontanella	—	—	1,012,000	235,000	7,147,500	877,500
Neil B. Friedman	—	—	915,000	235,000	7,147,500	877,500
Kevin M. Farr	—	—	590,781	156,500	4,283,772	702,000

(1)	This table gives information for options exercised by each of the Named Executive Officers in 2002 and the value of unexercised in-the-money options at the fiscal year-end. The value of unexercised in-the-money options/SARs at fiscal year-end is calculated as the excess of the market value of the underlying shares, based on the $19.15 closing price per share of Mattel’s common stock on December 31, 2002, over the exercise price for those shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2002 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of Mattel are authorized for issuance:

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	34,294,408	$19.55	12,542,768	(2)
Equity compensation plans not approved by security holders(3)	6,190,280	$13.47	3,434,252	(4)
Total	40,484,688	$18.62	15,977,020	(4)

(1)	Consists of the LTIP, the 1990 Stock Option Plan, the 1996 Plan, the 1997 Premium Price Stock Option Plan and equity compensation plans assumed by Mattel in connection with mergers and acquisitions of the companies that originally established those plans. No additional options may be granted under the assumed plans.

(2)	The 1996 Plan has the following provisions with regard to the number of shares of common stock for which grants may be awarded, which include an “evergreen” feature: The maximum number of shares for which grants may be awarded in a calendar year is 1.5% of the total outstanding shares of the common stock of Mattel as of the first day of that calendar year. Any unused portion of the percentage limit for any calendar year is carried forward and made available for grants in succeeding calendar years. In addition, the number of shares available for grant under the 1996 Plan was increased, effective as of February 4, 1999, by 6,000,000 shares (the “Additional Shares”), which may be granted only to new employees who become employees in connection with Mattel’s acquisition of another company, trade or business. However, not more than 50,000,000 shares of common stock are cumulatively available for grants under the 1996 Plan.

(3)	Consists of the 1999 Stock Option Plan (the “1999 Plan”), the Deferred Compensation and PIP Excess Plan (the “Employee Deferred Compensation Plan”) and the Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan” and, together with the Employee Deferred Compensation Plan, the “Deferred Compensation Plans”).

(4)	Includes shares issuable pursuant to 685,468 deferrable restricted stock units granted to Mr. Eckert under the terms of his employment agreement. Excludes shares issuable to Mattel executive officers and directors under the Deferred Compensation Plans, which are described in more detail below. As of December 31, 2002, there were 118,956 shares credited to the accounts of participants in the Deferred Compensation Plans.

1999 Stock Option Plan

The 1999 Plan was adopted by Mattel’s Board of Directors on November 4, 1999. The 1999 Plan is a non-stockholder approved plan. Stock options may be granted under the 1999 Plan to employees of Mattel (or any parent or subsidiary corporation) who are neither executive officers of Mattel nor members of the Board of Directors of Mattel at the time of the grant. Options may also be granted to certain consultants and advisers of Mattel. The 1999 Plan authorizes the Compensation/Options

Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. Options under the 1999 Plan are non-qualified options under federal tax law. Options are granted with an exercise price equal to the market price of Mattel’s common stock on the date of grant and generally vest semi-annually over three years. In the event of a change in control (as defined in the 1999 Plan) of Mattel, all options and stock appreciation rights then outstanding would become fully exercisable as of the date of the change in control, and all restrictions and conditions of all grants of restricted stock then outstanding would be deemed satisfied as of the date of the change in control. The 1999 Plan authorizes 12,800,000 shares of common stock for issuance. As of December 31, 2002, options covering 6,190,280 shares of common stock were outstanding under the 1999 Plan, 2,748,784 shares remained available for future grants, and options covering 3,860,936 shares had been exercised.

Deferred Compensation Plans

Under the Deferred Compensation Plans, participating employees and directors have the opportunity to elect to defer compensation and, under the Employee Deferred Compensation Plan, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a stock equivalent account representing hypothetical shares of common stock of Mattel, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s stock equivalent account is distributed in the form of shares of Mattel common stock.

RETIREMENT PLANS

The Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan, as amended (the “SERP”) was originally adopted by Mattel effective May 1, 1996, and amended effective November 4, 1999. An employee must be selected by the Chief Executive Officer in order to participate in the SERP. Mr. Eckert, Mr. Bousquette, Ms. Fontanella, Mr. Neil Friedman and Mr. Farr participate in the SERP. Under the SERP, in most cases a vested participant with five to 15 years of service will be entitled to a yearly benefit for his or her lifetime beginning at age 60 equal to (1) 25% of the participant’s average annual compensation during the final three years of employment (final average compensation), multiplied by (2) a fraction, not in excess of one, equal to the number of months of service credited to the participant divided by 180. In most cases, a vested participant with more than 15 years of service will be entitled to a yearly benefit for his or her lifetime beginning at age 60 equal to (1) 25% of the participant’s final average compensation, plus (2) an additional 0.1666% for each month of credited service after 15 years, up to a maximum total percentage of 35%. A participant vests upon completing five years of service and attaining age 55. The compensation used in determining final average compensation under the SERP is the participant’s base salary plus bonuses paid under the MIP and the Prior MIP. The SERP benefit is computed as a lifetime payment and is not reduced for Social Security. The SERP is currently unfunded.

The following table shows the estimated annual benefit that would be payable to participants in the SERP at age 60.

Final Average Compensation	Approximate Annual Retirement Benefits Retiring at Age 60
	5 Years of Service	10 Years of Service	15 Years of Service	20 Years of Service
$ 300,000	$ 25,000	$ 50,000	$ 75,000	$ 105,000
400,000	33,333	66,667	100,000	140,000
500,000	41,667	83,333	125,000	175,000
750,000	62,500	125,000	187,500	262,500
1,000,000	83,333	166,667	250,000	350,000
2,000,000	166,667	333,333	500,000	700,000
3,000,000	250,000	400,000	750,000	1,050,000

Final average compensation under the SERP for Mr. Eckert, Mr. Bousquette, Mr. Neil Friedman and Mr. Farr would have been $1,780,320, $1,229,945, $1,114,439 and $809,640, respectively, had their employment terminated on December 31, 2002, and the years of service with Mattel would have been 2.6, 13.0, 5.6 and 11.2, respectively. Ms. Fontanella had no vested benefits under the SERP at the time of her departure from Mattel.

Mr. Neil Friedman also participates in the Fisher-Price Pension Plan and Fisher-Price Deferral and Compensation Adjustment Benefit Plan. Under the Fisher-Price Pension Plan, a participant accrues a benefit each year equal to 1.4% of compensation plus 0.4% of compensation in excess of 150.1% of Social Security covered compensation. Compensation includes base salary and bonus paid under the MIP and the Prior MIP. The benefit is payable at age 65 as an unreduced lifetime payment and is not reduced for Social Security. The Fisher-Price Deferral and Compensation Adjustment Benefit Plan makes up for benefits that cannot be provided under the Fisher-Price Pension Plan due to the limitation on pensionable pay under section 401(a)(17) of the IRS Code. Mr. Neil Friedman’s projected annual benefit, at age 65, assuming level continuation of his current compensation, is $274,370.

For a discussion of provisions of Mr. Eckert’s employment agreement relating to the SERP, see “Employment Agreements—Employment Agreement with Robert A. Eckert.”

For a discussion of provisions of amendments to the employment agreements of Mr. Bousquette, Ms. Fontanella, Mr. Neil Friedman, and Mr. Farr relating to the SERP, see “Employment Agreements—Employment Agreements with Adrienne Fontanella, Matthew C. Bousquette, Neil B. Friedman and Kevin M. Farr.”

EMPLOYMENT AGREEMENTS

Mattel has entered into employment agreements with each of Mr. Eckert, Mr. Bousquette, Mr. Farr, Ms. Fontanella and Mr. Neil Friedman. Mr. Eckert entered into an employment agreement dated October 18, 2000 and effective as of May 16, 2000, as described below. Mr. Farr entered into an amended and restated employment agreement dated March 28, 2000, as described below. Each of Mr. Bousquette, Ms. Fontanella and Mr. Neil Friedman entered into employment agreements dated as of January 31, 2000, and effective as of April 1, 1999, as described below. As of February 27, 2003, Ms. Fontanella was no longer employed by Mattel.

Employment Agreement with Robert A. Eckert. Mattel entered into an employment agreement with Mr. Eckert on October 18, 2000, effective as of May 16, 2000, which contains the terms of Mr. Eckert’s employment with Mattel and which replaces the letter of intent entered into between Mattel and Mr. Eckert on May 16, 2000.

The employment agreement provides that Mr. Eckert will serve as Chairman of the Board of Directors and Chief Executive Officer of Mattel and that he will be nominated for election as a director of Mattel. The initial term of Mr. Eckert’s employment runs until June 30, 2003. However, each day after June 30, 2000, the term of Mr. Eckert’s employment will be automatically extended by one day, so that the remaining term will always be three years, unless Mr. Eckert or Mattel gives notice to the other that the agreement will not be extended. The employment agreement provides for an initial base salary of $1.25 million per year, which will be reviewed no less than once every 18 months and may be increased at any time. Mr. Eckert’s base salary was not increased in 2001 or 2002. Mr. Eckert also received a signing bonus of approximately $2.8 million to compensate him for a management bonus he forfeited by leaving Kraft Foods, Inc. to join Mattel.

The employment agreement provides that Mr. Eckert will participate in and be eligible for bonuses in such annual bonus plans and programs, such as the MIP and the Prior MIP, as may be in effect from time to time (collectively, the annual incentive plans). Mr. Eckert’s annual target bonus under the annual incentive plans will equal at least 100% of his base salary and his maximum bonus will equal at least 200% of his base salary. Pursuant to the employment agreement, Mr. Eckert was paid a guaranteed minimum 2000 annual incentive plan bonus equal to 100% of his annual base salary, without pro-ration. The employment agreement provides that Mr. Eckert will also participate and be eligible for bonuses under such long term bonus plans and programs, such as the Mattel Long-Term Incentive Plan (the “LTIP”), as may be in effect from time to time. Pursuant to the terms of the employment agreement, for the 2000-2002 LTIP cycle, Mr. Eckert’s bonus opportunity was required to be least $2,000,000 for performance at the threshold level, $4,000,000 at the target level and $8,000,000 at the maximum level. Mr. Eckert’s participation in any subsequent LTIP performance cycles is required to be consistent with competitive pay practices generally and with the level of participation by other senior executives of Mattel. Mr. Eckert is eligible to participate in any other incentive plans or programs in effect from time to time for other executives of Mattel.

The employment agreement provides that Mr. Eckert will participate, on terms not less favorable than the terms offered to other senior executives of Mattel, in any group or executive life, disability insurance plan, medical and dental program, pension, profit sharing, 401(k) and similar benefit plans or other fringe benefits, including a leased automobile, car and driver, personal and home security, financial counseling and tax preparation services and club memberships and dues, offered by Mattel from time to time. In addition to any group or executive life insurance benefits, Mattel must maintain life insurance that will pay Mr. Eckert’s beneficiaries a death benefit equal to three times his initial base salary. The employment agreement required Mattel to pay all costs of relocation of Mr. Eckert and his family to California, including temporary living expenses and the opportunity to sell his former residence at appraised value through a relocation firm. Mr. Eckert was also given an additional payment to fully reimburse him for all federal, state and local income taxes and employment taxes with respect to relocation payments from Mattel and with respect to such taxes.

Upon termination of Mr. Eckert’s employment, he will be entitled to receive a supplemental retirement benefit under the SERP for his life which, when added to any benefits payable to Mr. Eckert under all retirement plans of Mattel, will produce an aggregate annual pension benefit payable at age 60 of not less than 35% of the greater of (1) Mr. Eckert’s average base salary and annual bonus computed with reference to certain years preceding termination or (2) $2.5 million (the “SERP Benefits”). If Mr. Eckert’s employment is terminated prior to age 60 for any reason other than termination by Mattel for cause or resignation by Mr. Eckert without good reason, Mr. Eckert will be entitled to the SERP Benefits. If Mr. Eckert’s employment is terminated by Mattel other than for cause or disability or if Mr. Eckert resigns for good reason, then Mr. Eckert’s average annual compensation for purposes of determining the SERP Benefits will be calculated as if he had remained employed by Mattel for three additional years and had received for each of those years a base salary at the rate in effect at the time notice of termination was given and a specified bonus. If Mr. Eckert’s employment is terminated prior to age 60 by Mattel for cause or Mr. Eckert resigns without good reason, the SERP Benefits will be reduced by 3% for each full year during the period between such termination or resignation and Mr. Eckert’s sixtieth birthday; and if such a termination or resignation occurs before May 16, 2005, the amount of the SERP Benefits, as reduced under the preceding clause, will be further prorated by multiplying such amount by a fraction the numerator of which is the number of months Mr. Eckert was employed by Mattel and the denominator of which is 60. If Mr. Eckert’s employment is terminated prior to age 60, Mr. Eckert may elect to begin to receive SERP Benefits prior to age 60, but the SERP Benefits will be reduced by 3% for each full year that SERP Benefits are commenced prior to age 60. If Mr. Eckert’s employment is terminated as a result of a change of control of Mattel, the 3% discount for early commencement will be measured from age 55. In the event of Mr. Eckert’s death before the SERP Benefits become payable, his wife will receive a survivor annuity for her life equal to 50% of the amount which would have been payable to Mr. Eckert if he had resigned for good reason immediately prior to the date of his death and elected to commence his SERP Benefits immediately. Any such survivor benefit will be reduced by the amount of any pre-retirement survivor benefit payable to Mr. Eckert’s wife under Mattel’s qualified and nonqualified defined benefit retirement plans.

The employment agreement provides for an initial grant to Mr. Eckert of options to purchase three million shares of Mattel common stock with an exercise price per share equal to $11.25, which was the fair market value of Mattel’s common stock on May 16, 2000, the date Mr. Eckert began employment with Mattel. Twenty-five percent of the options granted to Mr. Eckert were immediately vested and exercisable, and an additional twenty-five percent of such options became vested and exercisable on each of May 16, 2001 and May 16, 2002. The final twenty-five percent of such options will become vested and exercisable on May 16, 2003. The options were granted under the Mattel 1996 Stock Option Plan, as amended, and will expire ten years from the date of grant. The employment agreement also provides for a grant of 685,468 deferrable restricted stock units, made to compensate Mr. Eckert for a grant of restricted stock he forfeited by leaving Kraft Foods, Inc. to join Mattel. On each of June 30, 2000, January 31, 2001, and January 31, 2002, twenty-five percent of the deferrable restricted stock units granted to Mr. Eckert became vested. The final twenty-five percent of such deferrable restricted stock units will become vested on June 30, 2008. The shares issuable as a result of the vesting of such deferrable restricted stock units will be delivered by Mattel to Mr. Eckert by the earlier of: (A) April 1 of the year that next follows the end of the calendar year during which Mr. Eckert ceases to be employed by Mattel; or (B) 13 months following the earliest date when the entire payment would be tax deductible under all pertinent federal tax laws, including Internal Revenue Code Section 162(m), without affecting the deductibility of $1 million of Mr. Eckert’s base salary in any year, as determined by the reasonable belief of the Compensation/Options Committee. Mr. Eckert is also eligible to receive additional grants under Mattel’s stock option plans and other stock incentive programs consistent with competitive pay practices generally and with awards made to other senior executives of Mattel.

The employment agreement provides that Mattel may terminate Mr. Eckert’s employment for “cause,” as defined in the employment agreement, if two-thirds of the independent directors of the Board determine that “cause” exists. Mr. Eckert may terminate his employment if “good reason” exists, as defined in the employment agreement. “Good reason” includes, among other things, any change in Mr. Eckert’s duties, authority or responsibility that is inconsistent with his position as described in the employment agreement, any failure of a successor to Mattel to assume or perform the agreement and any requirement by Mattel that Mr. Eckert be based outside of Los Angeles, in each case without his consent.

If Mr. Eckert’s employment is terminated for cause or if he terminates his employment without good reason, Mattel will pay Mr. Eckert his full base salary and any other accrued obligations through the termination date at the then-effective rate.

The employment agreement also provides that in the event of a termination of Mr. Eckert’s employment by his death, Mr. Eckert’s family will receive certain health care benefits and financial counseling for three years and Mr. Eckert’s legal representatives will receive any benefits payable to his surviving spouse or other named beneficiaries under the provisions of any applicable Mattel plan or program upon Mr. Eckert’s death.

If Mr. Eckert’s employment is terminated as a result of “disability” as defined in the employment agreement, Mr. Eckert will receive disability benefits, and until the earlier of (x) the third anniversary of the termination date or (y) the date he accepts other similar employment, Mattel will provide Mr. Eckert certain employee benefits at Mattel’s expense, including coverage under Mattel’s medical, dental and other health care plans, outplacement services, financial counseling and tax preparation services, country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum. In addition, Mr. Eckert will receive immediately the SERP Benefits for which he is eligible on the termination date.

If Mattel terminates Mr. Eckert’s employment other than for cause, death or disability or he terminates his employment for good reason (in each case, other than within 18 months following a change of control):

•	Mattel will pay Mr. Eckert an amount consisting of:

(1)	his base salary through the termination date at the then-effective rate;

(2)

a current year bonus (the “Bonus”) equal to the greater of (a) the average of the two highest annual incentive plan bonuses received by him in the last three years, prorated to reflect the number of months of his employment in the current year, (b) the annual bonus paid to him under the Prior MIP in 2000 or 2001, whichever is greater and without proration, and (c) the target bonus under the Prior MIP for the 2000 year;

(3)	an LTIP payment for any LTIP performance period that was established for Mr. Eckert before the termination, reflecting the amount Mr. Eckert would have received if Mr. Eckert had remained employed for the entire performance period, prorated based on the number of months of his employment during the performance period; and

(4)	three times the sum of (A) Mr. Eckert’s annual base salary at the then-effective rate and (B) the Bonus, but without proration;

•	until the earlier of (x) the third anniversary of the termination date or (y) the date Mr. Eckert accepts other similar employment, Mattel will provide Mr. Eckert certain employee benefits at Mattel’s expense, including but not limited to coverage under Mattel’s medical, dental and other health care plans, outplacement services, financial counseling and tax preparation services, country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum; and

•	credit will be given for three years of service (in addition to actual service) and for three years of attained age (in addition to Mr. Eckert’s actual age) for purposes of computing any service and age-related benefits for which he is eligible under Mattel’s plans and programs, including the SERP.

If, within 18 months following a “change of control” (as defined in the employment agreement) of Mattel, Mr. Eckert terminates his employment for good reason, Mattel or the surviving entity terminates his employment other than for cause or disability, or within the 30-day period immediately following the six-month anniversary of a change of control Mr. Eckert terminates his employment for any reason, Mattel will, among other things, make all the payments and provide all the benefits to Mr. Eckert described in the paragraph immediately above, except for the prorated LTIP payment. Instead of the prorated LTIP payment, the terms of the LTIP provide that in the event of the change in control of Mattel, Mr. Eckert will receive within 30 days after the change of control any earned but unpaid LTIP bonuses and an interim cash payment for each performance period commenced but not completed prior to the date of the change of control equal to the amount Mr. Eckert would have received had the target performance objectives been achieved with respect to each such performance period. If, with respect to payments or distributions in the nature of compensation (including accelerated vesting and exerciseability of stock options) made by Mattel due to a change of control, Mr. Eckert is subject to the payment of excise tax under Section 4999 of the Internal Revenue Code, Mattel will pay him an additional amount so as to place him in the same after-tax position he would have been in had such excise tax not applied.

If Mr. Eckert’s employment with Mattel is terminated without cause by Mattel, because of death or disability, by him for good reason, or by him within the 30-day period immediately following the six-month anniversary of a change of control, (1) all outstanding stock options (other than options issued under the PPO Plan) held by Mr. Eckert will become immediately exercisable, and he will have until the date that is ten years from the date each outstanding option was granted to exercise such option and (2) all restricted stock units and restricted stock will become immediately vested and non-forfeitable.

In addition, Mr. Eckert received a loan from Mattel on May 18, 2000, in the principal amount of $5.5 million, which is due and payable on or before May 19, 2003, with interest to accrue annually at

7% per annum. If Mr. Eckert’s employment with Mattel is terminated for cause, or he resigns without good reason, prior to May 19, 2003, then the loan to Mr. Eckert will become due and payable, including interest accrued, 30 days after such termination date. If Mr. Eckert is employed by Mattel on May 18, 2003, or if Mr. Eckert’s employment with Mattel is terminated for any reason other than for cause by Mattel or Mr. Eckert’s resignation without good reason, the principal amount of the loan to Mr. Eckert and all accrued unpaid interest will be forgiven. In addition, if the loan is forgiven and Mr. Eckert continues to be employed by Mattel on May 18, 2004, then Mr. Eckert will be given an additional payment to fully reimburse Mr. Eckert for all federal, state and local income taxes and employment taxes with respect to the forgiveness of the loan and with respect to such taxes. Such payment will also be made earlier if Mr. Eckert is required to pay taxes on such loan forgiveness before May 18, 2004, if Mr. Eckert is still employed by Mattel at such time. The loan will also be forgiven on the date of a change of control (as defined in the loan agreement) of Mattel if Mr. Eckert is employed by Mattel on such date. If the loan is forgiven due to a change of control, Mr. Eckert will be given an additional payment to fully reimburse him for all federal, state and local income taxes and employment taxes with respect to forgiveness of the loan and with respect to such taxes.

Employment Agreements with Adrienne Fontanella, Matthew C. Bousquette, Neil B. Friedman and Kevin M. Farr. Ms. Fontanella served as President, Girls/Barbie during 2002; Mr. Bousquette served as President, Boys/Entertainment during 2002 and currently serves as President, Mattel Brands; Mr. Friedman serves as President, Fisher-Price Brands; and Mr. Farr serves as Mattel’s Chief Financial Officer. The employment agreements for each of these executives contain substantially similar terms except as described below. Ms. Fontanella’s employment was terminated by Mattel without “cause” as of February 27, 2003. Mattel has proposed to Ms. Fontanella a separation agreement confirming the terms of her separation from the company.

The agreements generally provide a three-year term of employment. On the first day of each month, the termination date of each agreement is automatically extended by one month unless the executive or Mattel gives notice to the other that the agreement will not be extended and will be terminated. The agreements provide that each executive is to receive a base salary at least equal to his or her salary in effect on the date of the agreement, and base salaries must be reviewed no less frequently than once every eighteen months and may be increased at any time. At the time of the termination of her employment on February 27, 2003, Ms. Fontanella’s annual base salary was $850,000. As of December 31, 2002, the base salary for each of Ms. Fontanella, Mr. Bousquette and Mr. Friedman was $850,000, and the base salary for Mr. Farr was $650,000. Each agreement also provides for the executive’s participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by Mattel, including but not limited to the MIP, the LTIP, Mattel’s stock option plans and retirement plans, as well as other benefit plans and programs available to executive officers and employees generally. Ms. Fontanella’s agreement also provides that Mattel will reimburse her for the cost of twenty-four round-trip business class tickets over a period of two years.

Mattel may terminate the executive’s employment for “cause,” as defined in the agreements, if the Chief Executive Officer of Mattel determines that “cause” exists. Each executive may terminate his or her employment if “good reason” exists, as defined in the agreements. “Good reason” includes, among other things, any change in duties, authority or responsibility of the executive that is inconsistent with the executive’s position as described in his or her respective agreement, any failure of a successor to Mattel to assume or perform the agreement and any requirement by Mattel that the executive be based outside of Los Angeles (or, in the case of Mr. Friedman, New York), in each case without the executive’s consent. If the executive’s employment is terminated for cause or if the executive terminates his or her employment without good reason, Mattel will pay the executive his or her full base salary through the termination date at the then-effective rate. The agreements also provide for, among other things, certain health care and disability benefits to the executives or their families in the event of termination of employment by death or disability.

If Mattel terminates the executive’s employment other than for cause, death or disability or the executive terminates his or her employment for good reason (in each case, other than within 18 months following a change of control):

•	Mattel will pay the executive an amount consisting of:

(1)	the executive’s base salary through the termination date at the then-effective rate;

(2)	a current year bonus (the “Bonus”) equal to the greater of (a) the average of the two highest annual incentive plan bonuses received by the executive in the last three years, prorated to reflect the number of months of the executive’s employment in the current year, (b) the bonus paid to the executive under the Prior MIP in 2000 or 2001, whichever is greater, and (c) the target bonus under the Prior MIP for the 2000 year (or, in the case of Mr. Farr, a current year MIP bonus equal to the average of the two highest annual incentive plan bonuses received by Mr. Farr in the last three years, prorated to reflect the number of months of the executive’s employment in the current year);

(3)	an LTIP payment for any LTIP cycle that was established for the executive before the termination, reflecting the amount the executive would have received if the executive had remained employed for the entire performance period, prorated based on the number of months of the executive’s employment during the performance period; and

(4)	three times the sum of (A) the executive’s annual base salary at the then-effective rate and (B) the Bonus, but without proration;

•	until the earlier of (x) the third anniversary of the termination date or (y) the date the executive accepts other similar employment, Mattel will provide the executive certain employee benefits at Mattel’s expense, including but not limited to coverage under Mattel’s medical, dental and other health care plans, outplacement services, financial counseling services, tax preparation services (only for Ms. Fontanella, Mr. Bousquette and Mr. Friedman), country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum; and

•	credit will be given for three years of service (in addition to actual service) and for three years of attained age to be added to the executive’s actual age for purposes of computing any service and age-related benefits for which the executive is eligible under Mattel’s plans and programs, including the SERP.

With respect to only Ms. Fontanella, Mr. Bousquette and Mr. Friedman, if Mattel terminates an executive’s employment other than for cause, death or disability, or if the executive terminates his or her employment for good reason, and such termination occurs within 18 months after the date upon which Mattel changes the person to whom the executive immediately reports, then (1) the executive’s Bonus, as described above, will be no less than the executive’s maximum targeted annual incentive plan bonus for the year in which the termination of employment occurs, and (2) the executive’s LTIP payment described above will be based on the maximum LTIP payment that the executive could have received with respect to the pending performance period, rather than the amount which would have been payable to the executive had he or she remained employed for the entire performance period.

If, within 18 months following a “change of control” of Mattel, the executive terminates his or her employment for good reason, Mattel or the surviving entity terminates the executive’s employment other than for cause or disability, or within the 30-day period immediately following the six-month anniversary of a change of control the executive terminates his or her employment for any reason, Mattel will, among other things, make all the payments and provide all the benefits to the executives described in the two paragraphs immediately above, except for the prorated LTIP payment. Instead of the prorated LTIP payment, the terms of the LTIP provide that in the event of the change in control of Mattel, each executive will receive within 30 days after the change of control any earned but unpaid LTIP bonuses and an interim cash payment for each performance period commenced but not completed prior to the date of the change of control equal to the amount the executive would have received had the target performance objectives been achieved with respect to each such performance period. If, with respect to payments or distributions in the nature of compensation (including accelerated vesting and exerciseability of stock options) made by Mattel due to a change of control, the executive is subject to the payment of excise tax under Section 4999 of the Internal Revenue Code, Mattel will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

In addition, pursuant to amendments, each dated February 10, 2000 in the case of Ms. Fontanella, Mr. Bousquette and Mr. Friedman and dated July 20, 2000 in the case of Mr. Farr, if an executive’s employment with Mattel is terminated without cause by Mattel, because of death or disability, for good reason by the executive, or by the executive within the 30-day period immediately following the six-month anniversary of a change of control, all then-outstanding stock options issued under the 1990 Plan or the 1996 Plan held by the executive which were outstanding as of February 1, 2000 (or in the case of Mr. Farr, which were outstanding as of March 30, 2000) will become immediately exercisable, and he or she will have until the date that is ten years from the date each outstanding option was granted to exercise such option.

In addition, pursuant to amendments, each dated July 20, 2000, to the respective employment agreements of Ms. Fontanella and Mr. Bousquette, in the event that the employment of Ms. Fontanella or Mr. Bousquette, respectively, is terminated by Mattel without cause or by the executive for good reason after the executive has attained fifty-two years of age, the executive’s benefits under the SERP will be fully vested. Ms. Fontanella had not attained fifty-two years of age at the time of her departure from Mattel. Furthermore, pursuant to an amendment dated November 14, 2000 to Mr. Friedman’s employment agreement, in the event that Mr. Friedman’s employment is terminated by Mattel without cause, by Mr. Friedman for good reason or by Mr. Friedman as a result of his retirement after the age of 55, his benefits under the SERP will be fully vested and, in lieu of the payments provided under the SERP, he will be entitled to an annual benefit of $300,000 for his lifetime, regardless of his years of service, age, actual compensation or average compensation. Mr. Friedman also agreed in this amendment that he had no intention, other than a result of physical limitations beyond his control, to retire prior to the age of 58.

Pursuant to an amendment dated March 6, 2002 to Mr. Farr’s employment agreement, certain provisions of Mr. Farr’s employment agreement relating to the calculation of SERP benefits were revised. Mr. Farr’s employment agreement had previously provided that if (a) Mattel terminated his employment for other than cause or disability, or if Mr. Farr terminated his employment for good reason (in each case, other than within 18 months following a change of control), (b) within 18 months following a change of control, Mr. Farr terminated his employment for good reason or Mattel or the surviving entity terminated Mr. Farr’s employment other than for cause or disability or (c) within the 30 day period immediately following the six month anniversary of a change of control Mr. Farr terminated his employment for any reason, then the SERP benefit would be calculated based upon 25% of the average of the final three years of his base salary, plus the average of the greater two out of his three most recent annual bonuses under the annual incentive plan. The amendment revised the percentage from 25% to 35%, to make the percentage consistent with a percentage set forth in the SERP itself.

Ms. Fontanella, Mr. Bousquette and Mr. Friedman each received a loan from Mattel on October 29, 1999, in the principal amount of $1.0 million, and a second loan from Mattel on April 7, 2000, in the principal amount of $2.0 million, which were all due and payable on or before October 29, 2002, with interest to accrue annually at 7% per annum. With respect to each executive, if his or her employment with Mattel had been terminated for cause, or the executive had resigned without good reason, prior to October 30, 2002, then the loans to such executive would, pursuant to the terms of the loans, have become due and payable, including interest accrued, 30 days after such termination date. Each of the executives remained employed by Mattel on October 29, 2002, and accordingly, pursuant to the terms of the loans, the principal amount of the loans to such executives and all accrued unpaid interest were forgiven. In addition, the executives, pursuant to the terms of the loans, became entitled to receive additional payments to reimburse them for all federal, state and local income taxes and employment taxes with respect to the forgiveness of the loans and with respect to such taxes, as and when the taxes are required to be paid, subject to requirements of continued employment under the terms of the loans.

Mr. Farr received a loan from Mattel on February 3, 2000, in the principal amount of $500,000, and another loan from Mattel on April 7, 2000, also in the principal amount of $500,000. Each of these loans was due and payable on or before February 4, 2003, with interest to accrue annually at 7% per annum. If Mr. Farr’s employment with Mattel had been terminated for cause, or if he had resigned without good reason, prior to February 4, 2003, then the loans to Mr. Farr would, pursuant to the terms of the loans, have become due and payable, including interest accrued, 30 days after such termination date. Mr. Farr remained employed by Mattel on February 3, 2003 and accordingly, pursuant to the terms of the loans, the principal amount of the loans to Mr. Farr and all accrued unpaid interest were forgiven. In addition, Mr. Farr, pursuant to the terms of the loans, became entitled to receive additional payments to reimburse him for all federal, state and local income taxes and employment taxes with respect to the forgiveness of the loans and with respect to such taxes, as and when the taxes are required to be paid, subject to requirements of continued employment under the terms of the loans.

CERTAIN TRANSACTIONS

On October 29, 1999, Mattel loaned $1.0 million at 7% per annum to each of Ms. Fontanella, Mr. Bousquette and Mr. Neil Friedman. On February 3, 2000, Mattel loaned $500,000 at 7% per annum to Mr. Farr. On April 7, 2000, Mattel loaned $2.0 million at 7% per annum to each of Ms. Fontanella, Mr. Bousquette and Mr. Neil Friedman. Also on April 7, 2000, Mattel loaned an additional $500,000 to Mr. Farr at 7% per annum. All of such loans to Ms. Fontanella, Mr. Bousquette, Mr. Neil Friedman and Mr. Farr have been forgiven, pursuant to the terms of such loans. On May 18, 2000, Mattel loaned $5.5 million at 7% per annum to Mr. Eckert. See “Employment Agreements” above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP has served as Mattel’s independent accountants since their appointment for the 1975 fiscal year. The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as Mattel’s independent accountants for the year ending December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Audit services provided by PricewaterhouseCoopers LLP for 2002 included the examination of the consolidated financial statements, services related to filings with the Securities and Exchange Commission, and the performance of limited reviews of Mattel’s quarterly unaudited financial information.

Fees Paid to Independent Accountants

The fees paid to PricewaterhouseCoopers LLP, Mattel’s independent accountants, in respect of the 2002 fiscal year are as follows:

Fees Paid
Audit Fees(1)	$2,433,352
Financial Information Systems Design and Implementation Fees(2)	$0
All Other Fees(3)	$3,422,783

(1)	Includes the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of Mattel’s annual financial statements for the 2002 fiscal year and the reviews of the financial statements included in Mattel’s Quarterly Reports on Form 10-Q for the 2002 fiscal year.

(2)	Includes the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the provision of information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2002 fiscal year.

(3)	Includes the aggregate fees billed for all services rendered by PricewaterhouseCoopers LLP, other than fees for the services which must be reported under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” during the 2002 fiscal year.

The ratification of the selection of Mattel’s independent accountants requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MATTEL’S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2003.

PROPOSAL 3

APPROVAL OF THE MATTEL, INC. 2003 LONG-TERM INCENTIVE PLAN

Introduction

We are asking our stockholders to approve our 2003 Long Term Incentive Plan. Our purpose in asking for this approval is to enable awards under the plan to be designed so that all amounts payable pursuant to those awards are fully deductible by Mattel under the provisions of Section 162(m) of the Code, as explained more fully below.

The following description explains the material terms of the plan. It is qualified in its entirety by reference to the terms of the plan, a copy of which is attached to this Proxy Statement as Appendix A.

Description

Purpose.    The plan is intended to motivate and retain our key executives who regularly and directly make or influence decisions that affect the medium and long-term success of Mattel. We believe that the plan supports our objective of rewarding key executives based upon performance.

Eligibility.    Each individual who is a key executive of Mattel and its subsidiaries and affiliates is eligible to be selected to participate in the plan by the committee that administers the plan. 54 key executives have been selected initially to participate in the 2003-2006 performance period under the plan. We expect that an additional five to ten key executives may be selected to participate in the future.

Plan Administration.    The plan is administered by the Compensation/Options Committee of our Board of Directors or a successor or other committee designated by our Board. The committee administering the plan is referred to in this plan description as the “committee.” Only non-employee directors within the meaning of Section 162(m) of the Code may be members of the committee, and the committee must have at least two members. The committee generally may allocate all or any portion of its responsibilities and powers to any one or more of its members and delegate all or any part of its responsibilities and powers to any person or persons selected by it, but it cannot make a delegation that would cause an award not to be deductible under, or to cease to be deductible under, Section 162(m) of the Code.

Performance Period.    Awards granted under the plan will be earned based upon the achievement of performance objectives over a specified performance period. The committee has the authority to establish the length and frequency of each performance period, and it may provide for interim payments of all or any portion of an award, based upon achievement of goals during a portion of the overall performance period, subject to the overall maximum payment provided in the plan (see “Maximum Payment” below). We expect that generally each performance period will be four years long and that a new performance period will begin every two years.

On March 19, 2003, the committee established an initial performance period of January 1, 2003 through December 31, 2006. Participants will be eligible to receive a payment in early 2005 of up to 40% of the awards earned, based upon cumulative achievement of performance goals during 2003 and 2004, with final payment in early 2007 of any additional amounts earned under these awards, based upon cumulative achievement of performance goals during the period 2003 through 2006. As explained below, the awards to be earned for this performance period are subject to our receiving stockholder approval of the plan.

Performance Objectives.    The performance objectives for awards under the plan must be established by the committee in writing not later than 90 days after the commencement of the relevant performance period, and the outcome must be substantially uncertain at the time the committee actually establishes the performance objectives. In no event may a performance objective be established after 25 percent of the performance period has elapsed.

The performance objectives must be objective goals based on one or more of the following business criteria with respect to Mattel or Mattel’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions or employees and/or brands, groups of brands or specific brands: net operating profit after taxes (“NOPAT”); NOPAT less a capital charge; return on capital employed; revenue; earnings per share; earnings per share before or after funding for some or all of Mattel’s incentive programs; operating profit; operating profit less a charge on one or more of the following items: working capital, inventory or receivables; net income; return on equity; cash flow return on investment; return on invested capital or assets; fair market value of stock; and achievement of strategic initiatives.

Negative Discretion.    In general, the amount payable pursuant to an award will be determined based upon the degree to which the performance objectives are satisfied over the performance period. However, the committee may, in its sole discretion, decide to pay a lesser amount or to make no payment at all under any award.

Maximum Payment.    The maximum amount that may be paid to any participant under the plan with respect to any particular award will be $4,000,000 multiplied by the number of years and fractions of years in the performance period for that award.

Settlement of Awards.    After the end of each performance period, the committee must certify the extent to which the performance objectives have been met and determine the amount, if any, payable to each participant. The awards then must generally be settled either in cash or, if the committee so elects, in shares of our common stock having a fair market value equal to the cash value of the award. Any common stock issued in settlement of an award will be granted under one of our existing stockholder-approved plans, and would consist of unrestricted shares unless the committee determined to use restricted shares at the time it granted the award opportunity. Participants who are eligible to participate in our deferred compensation plan may elect to defer cash payments under that plan.

Termination of Employment.    If a participant’s employment terminates before an award is settled, the participant will forfeit the award unless otherwise provided under the terms of the award or otherwise determined by the committee. In any case, if the participant is a “covered employee” within the meaning of Section 162(m)(3) of the Code, no payment will be made under the award unless either the performance objectives are satisfied or the termination of employment is due to death or disability, an involuntary termination by Mattel, its affiliates or subsidiaries without cause, or a termination by the participant for good reason.

Amendment and Termination.    Mattel generally may amend or terminate the plan. However, no amendment or termination may impair the rights of a participant under any award that has already been granted without the participant’s consent, except as necessary to comply with applicable law, stock exchange rules or accounting rules. In addition, no amendment may be made that would cause an award not to be deductible under, or to cease to be deductible under, Section 162(m) of the Code. In addition, no amendment will be made without the approval of our stockholders to the extent such approval is required by applicable law or stock exchange rules.

Change in Control.    In the event of a “change in control,” notwithstanding any other provision of the plan, each participant who is employed on the date of such change in control will be paid in cash, within 30 days after such date, for (1) any award that is earned but unpaid at the time of the change in control, unless the participant has previously elected to defer the settlement of such award, and (2) any award for each performance period that began before but has not been completed as of the change in control. The payment for an ongoing performance period will equal the target-level amount or, if higher, the amount payable based on actual performance through the date of the change in control. However, if there is more than one ongoing performance period, the payment for the later performance period will be prorated through the date of the change in control.

Subject to Stockholder Approval.    The committee has granted awards under the plan, as described below, for an initial performance period of January 1, 2003 through December 31, 2006. However, no payments will be made pursuant to these awards, and no additional awards will be made under the plan, unless the plan is approved by the stockholders at the Annual Meeting.

New Plan Benefits

The following table shows the potential dollar value of the awards granted by the committee under the plan for the initial performance period of January 1, 2003 through December 31, 2006, subject to stockholder approval:

Name and Position	Dollar Value
Robert A. Eckert	$12,000,000 maximum
Chairman of the Board and Chief Executive Officer	$6,000,000 target
$3,000,000 threshold

Matthew C. Bousquette	$5,000,000 maximum
President, Mattel Brands	$2,500,000 target
$1,250,000 threshold

Adrienne Fontanella	None
Former President, Girls/Barbie(1)

Neil B. Friedman	$5,000,000 maximum
President, Fisher-Price Brands	$2,500,000 target $1,250,000 threshold

Kevin M. Farr	$3,000,000 maximum
Chief Financial Officer	$1,500,000 target $750,000 threshold

Executive Group	$40,750,000 maximum $20,375,000 target $10,187,500 threshold

Non-Executive Director Group	None

Non-Executive Officer Employee Group	$27,650,000 maximum $13,825,000 target $6,912,500 threshold

(1)	As of February 27, 2003, Ms. Fontanella no longer served as President, Girls/Barbie.

Approval of this proposal requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING

SHAREHOLDER RIGHTS PLANS

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, has requested that the following proposal be included in this Proxy Statement. Mr. Chevedden has advised Mattel that he is the beneficial owner of 200 shares of Mattel common stock. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder’s proposal follows:

Shareholder Vote regarding Poison Pills

This topic won an overall 60%-yes vote at 50 companies in 2002

This is to recommend that our Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote. This is a significant step beyond merely not renewing a pill—a pill that could be reinstated at almost a moment’s notice and without our approval.

This proposal is submitted by John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was significantly related to company value. Certain governance experts believe that a company with good governance will perform better over time, leading to a higher stock price.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Serious about good governance

Enron and the corporate disasters that followed forced many companies to get serious about good governance. This includes a shareholder vote on poison pills. When the buoyant stock market burst, suddenly the importance of governance was clear. In a time of crises, a vigorous board can help minimize damage. Increasingly, institutional investors are flocking to stocks of companies perceived as being well governed and punishing stocks of companies seen as lax in oversight.

Shareholders believe that opening up the opportunities for a shareholder vote on a key issue, such as a poison pill, is important since we have been limited in our voting choices in other matters such as director nominees. For instance our company has rerun the same director candidates for as many as 32 consecutive years for certain director seats. Thus our company repeatedly nominated directors who approved the $50 million severance (or windfall) for former-CEO Jill Barad and $18 million for former-CEO John Amerman. This was followed by a “forgiven” $5 million loan to our current CEO plus stock options not tied to an increase in the price of our stock.

Shareholders assume risks in investing in our company and it then follows that shareholders should have some role in determining our company’s performance and direction.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds investing $1.5 trillion, called for shareholder approval of poison pills.

To give shareholders more opportunity to monitor the governance of our company:

Allow Shareholder Vote regarding Poison Pills

This topic won an overall 60%-yes vote at 50 companies in 2002

Yes on 4

* * * * * * * * * * *

The Board of Directors unanimously recommends that stockholders vote against the stockholder’s proposal for the following reasons:

The Board of Directors believes that the action requested in this proposal is unnecessary and ill-advised. Mattel previously had a shareholder rights plan (sometimes called a “poison pill”) in place until it expired without being renewed on February 17, 2002. Mattel has no present intention to adopt a new shareholder rights plan. Circumstances could arise in the future, however, where the adoption of such a plan would be an important tool for protecting the interests of Mattel’s stockholders.

Any determination that a shareholder rights plan should be adopted by Mattel would be made only after careful deliberation, in light of all circumstances then prevailing and in the exercise of the Board of Directors’ fiduciary duties. The recommendation against the proposal is based on the Board of Directors’ belief that it would not be wise to limit the flexibility of the Board of Directors to act in the best interests of the company’s stockholders if circumstances arise in the future that would warrant the adoption of a shareholder rights plan.

Approval of this stockholder proposal requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

Proposals that a stockholder desires to have included in Mattel’s proxy materials for the 2004 annual meeting of stockholders of Mattel must comply with the applicable rules and regulations of the Securities and Exchange Commission, including that any such proposal must be received by the Secretary of Mattel at Mattel’s principal office no later than December 4, 2003.

Mattel’s Bylaws require a stockholder to give advance notice of any business, including the nomination of candidates for the Board of Directors, that the stockholder wishes to bring before a meeting of stockholders of Mattel. In general, for business to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by the Secretary of Mattel not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received by the Secretary not earlier than 120 days prior to such annual meeting, and not later than 90 days prior to such annual meeting or 10 days following the first public announcement of such meeting date. With respect to stockholder proposals, the stockholder’s notice to the Secretary of Mattel must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information set forth in Mattel’s Bylaws and/or required by law. With respect to the nomination of a candidate for the Board of Directors by a stockholder, the stockholder’s notice to the Secretary of Mattel must contain certain information set forth in the Mattel’s Bylaws about both the nominee and the stockholder making the nominations.

If a stockholder desires to have a proposal included in Mattel’s proxy materials for the 2004 annual meeting of stockholders of Mattel and desires to have such proposal brought before the same annual meeting, the stockholder must comply with both sets of procedures described in the two immediately preceding paragraphs. Any required written notices should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Mattel’s directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of all Section 16(a) forms received by it, Mattel believes that with regard to the year ended December 31, 2002, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with. With regard to the year ended December 31, 1998, it has come to Mattel’s attention that one report covering one transaction with respect to a gift by William D. Rollnick of 10,000 shares of common stock was inadvertently filed late as a result of an administrative error. With regard to the year ended December 31, 1999, it has come to Mattel’s attention that one report covering three transactions with respect to purchases by John L. Vogelstein of an aggregate of 20,000 shares of common stock was inadvertently filed late as a result of trade confirmation errors. With regard to the year ended December 31, 2001, it has come to Mattel’s attention that one report covering one transaction with respect to the grant to Kathy Brittain White of an option to buy 15,000 shares of common stock was inadvertently filed late as a result of an administrative error on the part of Mattel.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Mattel received one proposal from a stockholder for inclusion in this Proxy Statement that was omitted from this Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission. The proposal concerned changes to the format of Mattel’s proxy card. Mattel believes that the stockholder has not complied with the advance notice provisions of Mattel’s Bylaws for the presentation of such proposal at the Annual Meeting, and that such proposal may not be properly presented at the Annual Meeting. If such proposal is presented at the Annual Meeting or any adjournment or postponement thereof, the persons named as your proxies in the proxy card will have the discretionary authority to vote the shares represented by such proxies with respect to such proposal, and such persons intend to vote such shares against such proposal.

As of the date of this Proxy Statement, the Board of Directors knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders may vote the proxies in their discretion.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by Mattel. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

In addition, Mattel has retained D.F. King & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $7,500, plus out-of-pocket costs and expenses.

Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 2, 2003

Appendix A

Mattel, Inc. 2003 Long-Term Incentive Plan

Article I

Purpose and Effective Date

1.1    Purpose.    The Mattel, Inc. 2003 Long-Term Incentive Plan (the “Plan”) is intended to motivate and retain key executives of Mattel, Inc. who regularly and directly make or influence decisions that affect the medium and long-term success of Mattel, Inc. (the “Company”). The Plan is designed with the intent that Awards paid hereunder to Covered Employees are generally deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations promulgated thereunder.

1.2    Effective Date.    Subject to Article VII, the effective date of the Plan shall be January 1, 2003 (the “Effective Date”).

Article II

Definitions

The following terms shall be defined as set forth below.

2.1    Affiliate.    “Affiliate” shall mean a corporation or other entity controlled by, controlling or under common control with the Company.

2.2    Award.    “Award” shall mean an opportunity to earn one or more payouts with respect to a Performance Period pursuant to the Plan.

2.3    Board.    “Board” shall mean the Board of Directors of the Company.

2.4    Business Criteria.    “Business Criteria” shall have the meaning set forth in Section 3.2.

2.5    Cause.    Unless otherwise provided by the Committee in the terms and conditions of a particular Award, a participant’s employment shall be considered to have been terminated by the Company for “Cause” if (a) the termination is for “Cause” pursuant to any Individual Agreement to which the Participant is a party that is then in effect, or (b) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any of its Affiliates or Subsidiaries because of (i) the Participant’s commission or conviction of a felony under federal law or the law of the state in which such action occurred, (ii) the Participant’s dishonesty in the course of fulfilling the Participant’s employment duties, (iii) the Participant’s willful and deliberate failure to perform his or her employment duties in any material respect, or (iv) in the case of a termination prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

2.6    Change in Control.    “Change in Control” shall mean the occurrence of any of the following:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company, including the shares of common stock of the Company issuable upon an exchange of Softkey Exchangeable Shares that are not owned by the Company or any corporation controlled by the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or any corporation controlled by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by a Person of 20% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company or of Softkey Exchangeable Shares by Softkey which, by reducing the number of shares of common stock of the Company or Softkey Exchangeable Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of a share acquisitions by the Company or by Softkey as described above and shall, after such share acquisitions by the Company or Softkey, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control or (5) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this section; provided, further, however, that for purposes of this subsection (a), any Investing Person (as such term is defined in the Rights Agreement) shall be deemed not to be a beneficial owner of any Investment Shares (as such term is defined in the Rights Agreement) and the holder of the Mattel Special Voting Preferred Share (as such term is defined in the Rights Agreement) shall be deemed not to be a beneficial owner of such Mattel Special Voting Preferred Share; or

(b)    Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)    Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding share of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.7    CIC Date.    “CIC Date” shall have the meaning set forth in Article VIII.

2.8    Code.    “Code” shall have the meaning set forth in Section 1.1.

2.9    Committee.    “Committee” shall have the meaning set forth in Section 5.1.

2.10    Common Stock.    “Common Stock” shall mean common stock, par value $1.00 per share, of the Company.

2.11    Company.    “Company” shall have the meaning set forth in Section 1.1.

2.12    Covered Employee.    “Covered Employee” shall mean (a) any “covered employee” of the Company within the meaning set forth in Section 162(m)(3) of the Code and the regulations and rulings promulgated thereunder and (b) any other employee designated as a “Covered Employee” by the Committee.

2.13    Disability.    “Disability” shall mean, unless otherwise provided by the Committee, (a) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (b) if there is no such Individual Agreement or it does not define “Disability,” permanent and total disability as determined under the Company’s Long-Term Disability Plan applicable to the Participant.

2.14    Fair Market Value.    “Fair Market Value” shall mean, unless a different method or value is determined by the Committee, the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape for that day, or if the New York Stock Exchange is closed on that day, the preceding day on which the New York Stock Exchange was open.

2.15    Good Reason.    The termination of a Participant’s employment by the Participant shall be considered to be for “Good Reason” if it is a termination for “Good Reason” pursuant to an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define “Good Reason,” no termination of that Participant’s employment shall be considered to be for “Good Reason.”

2.16    Individual Agreement.    “Individual Agreement” shall mean an employment, consulting or similar agreement between a Participant and the Company or one of its subsidiaries or affiliates.

2.17    NOPAT.    “NOPAT” shall have the meaning set forth in Section 3.2.

2.18    Outside Director.    “Outside Director” shall have the meaning set forth in the regulations and rulings promulgated under Section 162(m) of the Code.

2.19    Participant.    “Participant” shall mean a key executive of the Company or any of its Subsidiaries or Affiliates who has been selected by the Committee pursuant to Section 3.1(a) to be a Participant in the Plan.

2.20    Performance Objectives.    “Performance Objectives” shall have the meaning set forth in Section 3.1(c).

2.21    Performance Period.    “Performance Period” shall have the meaning set forth in Section 3.1.

2.22    Performance Subperiod.    “Performance Subperiod” shall have the meaning set forth in Section 3.5.

2.23    Plan.    “Plan” shall have the meaning set forth in Section 1.1.

2.24    Rights Agreement.    “Rights Agreement” shall mean the Rights Agreement, dated as of February 7, 1992, as amended by an amendment dated as of May 13, 1999 and an amendment dated as of November 4, 1999 by and between the Company and BankBoston N.A., a national banking association, formerly, The First National Bank of Boston, and not giving effect to any amendments subsequent to November 4, 1999.

2.25    Softkey.    “Softkey” shall mean Softkey Software Products Inc., an Ontario corporation.

2.26    Softkey Exchangeable Shares.    “Softkey Exchangeable Shares” shall mean the Exchangeable Shares (as such term is defined in the Rights Agreement) in the capital stock of Softkey.

2.27    Subsidiary.    “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

Article III

Eligibility, Performance Objectives and Maximum Limits on Awards

3.1    Eligible Employees.    Each individual who is a key executive of the Company, its Affiliates and Subsidiaries shall be eligible to be selected to participate in the Plan. From time to time, the Committee shall determine which such executives shall be Participants in the Plan. The Committee may elect to establish additional standards for purposes of determining eligibility to participate in, and benefits to be provided to, Participants for each period for which Awards may be granted under the Plan (each, a “Performance Period”).

3.2    Performance Objectives.

(a)    Pre-established Performance Objective.    A Participant shall be eligible to earn an Award under the Plan based upon the attainment of pre-established performance objectives (each, a “Performance Objective”) over a Performance Period. Performance Objectives shall be established by the Committee in writing not later than 90 days after the commencement of the Performance Period to which such Performance Objective relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Objectives; and provided, further, however, that in no event shall a Performance Objective be established after 25 percent of the period of service (as scheduled in good faith at the time the Performance Objective is established) has elapsed. An Award shall not be considered to have been established for a Participant for a particular Performance Period, and that Performance Period shall not be considered to be pending for that Participant, until the relevant Performance Objectives, the potential amounts of the Award, and the other terms and conditions of the Award have been established by the Committee and communicated to the Participant.

(b)    Performance Objectives/Business Criteria.    Performance Objectives shall be based on one or more of the following business criteria (the “Business Criteria”) with respect to the Company or the Company’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions or employees and/or brands, groups of brands or specific brands: net operating profit after taxes (“NOPAT”); NOPAT less a capital charge; return on capital employed; revenue; earnings per share; earnings per share before or after funding for some or all of the Company’s incentive programs; operating profit; operating profit less a charge on one or more of the following items: working capital, inventory or receivables; net income; return on equity; cash flow return on investment; return on invested capital or assets; fair market value of stock; and achievement of strategic initiatives.

(c)    Objective Compensation Formula.    A Performance Objective shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to a Participant if the Performance Objective is attained, subject to Section 3.3 below. A formula or standard shall be considered objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. In addition, the formula or standard must specify the individual Participants or class of Participants to which it applies. Performance Objectives may take into account or call for disregarding the effect of unforeseen, nonrecurring or extraordinary events or accounting changes, restructuring charges and other specific items, provided, that such actions do not cause the Performance Objectives to cease to comply with the foregoing.

3.3    Negative Discretion.    The extent, if any, to which an Award will be payable will be based upon the degree of achievement of the Performance Objectives over the Performance Period; provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to an Award (under which circumstances the Participant will have no right to receive the amount of such reduction even if the Performance Objectives are met).

3.4    Maximum Bonus.    The maximum amount payable to any Participant under the Plan with respect to any Award shall not exceed (a) $4,000,000 times (b) the number of years and fractions thereof in the applicable Performance Period.

3.5    Interim Payments.    The Committee may provide, at the time it establishes Awards for a particular Performance Period, for interim payments of all or any portion of such Awards, based upon achievement of Performance Objectives during a portion of the overall Performance Period (such portion, a “Performance Subperiod”). In no event shall the total amount of interim and final payments with respect to any such Award exceed the maximum amount provided in Section 3.4.

Article IV

Settlement of Awards

4.1    Determination of Amounts Payable.    As soon as reasonably practicable after the end of each Performance Period and each Performance Subperiod, the Committee shall certify the extent to which the applicable Performance Objectives have been met, and determine the amounts, if any, payable pursuant to each Award or portion of an Award, as applicable, granted with respect to that Performance Period or Performance Subperiod, as applicable, in accordance with Article III and the terms of such Awards.

4.2    Settlement of Awards.    Subject to Section 6.9, each Award or portion of an Award, as applicable, shall be settled as soon as practical after the determination of the amount payable pursuant to such Award or portion of an Award, as applicable, by delivery to the Participant of either (a) a cash payment of the amount payable, or (b) if the Committee so determines, in its sole discretion, unrestricted or restricted shares of Common Stock granted under a stockholder-approved plan of the Company having a Fair Market Value, determined as of the most recent practicable date before such delivery, equal to the amount payable pursuant to such Award or portion of an Award, as applicable (such date of delivery, the “Payment Date”); provided, that any determination to settle an Award, in whole or in part, with restricted shares of Common Stock must be made by the Committee at the time it establishes the terms and conditions of the Award.

4.3    Termination of Employment.    In the event that a Participant’s employment with the Company, its Affiliates and Subsidiaries terminates for any reason prior to the Payment Date for an Award, the Award shall be forfeited by the Participant unless otherwise provided under the terms of the Award or otherwise determined by the Committee; provided, however, that if the Participant is a Covered Employee, in no event shall any amount be payable pursuant to such Award unless either (a) the Performance Objectives are satisfied or (b) the termination of employment is due to death or Disability, a termination by the Company, its Affiliates or Subsidiaries without Cause, or a termination by the Participant for Good Reason. A Participant employed by an Affiliate or Subsidiary of the Company shall be deemed to have terminated employment if the Subsidiary or Affiliate ceases to be an Affiliate or Subsidiary, as the case may be, and the Participant is not immediately thereafter an employee of the Company or another Subsidiary or Affiliate.

Article V

Plan Administration

5.1    Committee.    Authority to administer the Plan shall be vested in the Compensation/Options Committee of the Board of Directors of the Company or any successor or other committee designated by the Board to administer the Plan (the “Committee”). Only Outside Directors may be members of the Committee, and the Committee must have at least three members.

5.2    Administrative Powers.    The Committee shall have all powers necessary and appropriate to administer and interpret the Plan. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, subject to the terms of the Plan the Committee shall have the following powers and authority:

(a)     To select the eligible individuals to whom Awards may from time to time be granted;

(b)     To determine whether and to what extent an Award is to be granted hereunder;

(c)     To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Objectives; provided, however, that the Committee may not adjust upwards the amount payable with respect to an Award or waive or alter the Performance Objectives associated therewith;

(d)     To determine the terms and conditions of any Award granted hereunder, any vesting condition, restriction or limitation, based on such factors as the Committee shall determine;

(e)     To determine whether Awards will be settled in cash or Common Stock; and

(f)     To perform or cause to be performed such further acts as it may deem necessary or appropriate in the administration of the Plan.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

5.3    Delegation.    The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (a) allocate all or any portion of its responsibilities and powers to any one or more of its members and (b) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause an Award to a Covered Employee not to be deductible under, or to cease to be deductible under, Section 162(m) of the Code. Any such allocation or delegation may be revoked by the Committee at any time.

5.4    Determinations Final and Binding.    Any determination made by the Committee with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, its stockholders, Subsidiaries, Affiliates and the Participants.

5.5    Board Action.    Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause an Award to a Covered Employee not to be deductible under, or to cease to be deductible under, Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

Article VI

Miscellaneous

6.1    Amendment and Termination.    The Company may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (a) impair the rights of a Participant under any Award theretofore granted without the Participant’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules or (b) cause an Award to a Covered Employee not to be deductible under, or to cease to be deductible under, Section 162(m) of the Code. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules.

6.2    No Enlargement of Employee Rights.    Nothing contained in the Plan shall be deemed to give a Participant the right to be retained in the employ of the Company, its Affiliates or Subsidiaries or to interfere with the right of the Company, its Affiliates or Subsidiaries to discharge any Participant at any time.

6.3    Governing Law.    All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of Delaware.

6.4    Funded Status.    It is presently intended that the Plan constitute an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

6.5    No Limit of Other Arrangements.    Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

6.6    Tax Withholding.    The Company may withhold, or cause to be withheld, all required federal, state, local and/or foreign taxes of any kind from all payments under the Plan. When an Award is settled in shares of Common Stock granted under another plan, as permitted by Section 4.2, this required tax withholding may be accomplished in any manner permitted by that other plan.

6.7    Governing Law.    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

6.8    Nontransferability.    Awards under the Plan are not transferable except by will or by laws of descent and distribution.

6.9    Deferral of Awards.    Participants may elect to further defer receipt of cash or Common Stock in settlement of Awards under the Company’s Deferred Compensation Plan, or its successor, for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. Unless otherwise determined by the Committee, such election must generally be made prior to commencement of the Performance Period for the Award in question.

6.10    Foreign Employees.    In the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

Article VII

Stockholder Approval

No Awards shall be settled, in whole or in part, under the Plan unless and until the stockholders of the Company shall have approved the Plan. So long as the Plan shall not have been previously terminated by the Company, to the extent that the Company determines that Awards granted after the 2008 stockholder meeting to Covered Employees shall continue to be intended to satisfy the “qualified performance-based compensation” requirements of Section 162(m) of the Code, the Plan and the material terms of its performance goals shall be resubmitted for approval by the stockholders of the Company no later than the 2008 stockholder meeting, and every fifth year thereafter.

Article VIII

Change in Control

In the event of a Change in Control, notwithstanding any other provision of the Plan, each Participant who is employed by the Company, any of its Affiliates or Subsidiaries or any of their successor as of the date of such Change in Control (the “CIC Date”) shall be paid within 30 days after the CIC Date (a) a cash payment in full settlement of any Award that is earned but unpaid as of the CIC Date, unless the Participant has previously elected to defer the settlement of such Award, of and (b) for each Performance Period that commenced prior to the CIC Date that has not been completed as of the CIC Date, a cash payment in full settlement of such Participant’s Award for such Performance Period, equal to the greater of (i) the amount that would have been payable with respect to such Award assuming satisfaction of the Performance Objectives at target level or (ii) the amount that would have been payable with respect to such Award based on actual performance measured through the CIC Date; provided, that if there is more than one such Performance Period, such payment shall only be made with respect to the earliest-commencing Performance Period. For any other Performance Period that has commenced prior to, but has not been completed as of, the CIC Date, each Participant shall receive a cash payment in full settlement of such Participant’s Award equal to the product of (A) the greater of (1) the amount that would have been payable with respect to such Award assuming satisfaction of the Performance Objectives at target level or (2) the amount that would have been payable with respect to such Award based on actual performance measured through the CIC Date and (B) a fraction, the numerator of which is the total number of days in the applicable Performance Period through the CIC Date and the denominator of which is the number of days in the applicable Performance Period. In the case of a Participant who is a party to any Individual Agreement under which the Participant is or may become entitled to payments with respect to the same Performance Period(s) described above, the Company or its successor may make the right of such Participant to receive the payment set forth above conditioned upon the execution by such Participant of a waiver of the right to receive such payments under the Individual Agreement to the extent they would duplicate such payment. For all purposes of determining the amounts to be paid under this Article VIII, in no event shall the Committee be permitted to exercise the rights set forth in Section 3.3 hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed effective as of March 20, 2003.

By:	/s/ ALAN KAYE
Its:	Senior Vice President, Human Resources

ADMISSION TICKET

MATTEL, INC.

2003 Annual Meeting of Stockholders

Wednesday, May 14, 2003

Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266

10:00 A.M., Los Angeles time (registration will begin at 9:00 A.M., Los Angeles time)

STOCKHOLDER NAME(S):
(PLEASE PRINT)

STOCKHOLDER ADDRESS:
(PLEASE PRINT)

IMPORTANT: You must bring this Admission Ticket with you in order to be admitted to the Annual Meeting. You must also bring with you all of the items that are required pursuant to Mattel’s admission policy for the Annual Meeting. Mattel’s admission policy is printed below and on the reverse side of this Admission Ticket.

You may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

ADMISSION POLICY FOR THE ANNUAL MEETING

Admission to the Annual Meeting is limited to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding executed proxies from stockholders who held Mattel stock on March 19, 2003, and invited guests of Mattel.

If you are a stockholder of Mattel, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a “record holder” of Mattel stock on March 19, 2003. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent. Many stockholders are not “record holders” because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock on March 19, 2003, please call Mattel’s transfer agent, EquiServe Trust Company, N.A., at 1-888-909-9922.

(continued on the reverse)

If you were a record holder of Mattel common stock on March 19, 2003, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	the Admission Ticket enclosed with this Proxy Statement.

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of March 19, 2003.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock on March 19, 2003, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	the Admission Ticket enclosed with this Proxy Statement, and

•	proof that you owned shares of Mattel common stock on March 19, 2003.

Examples of proof of ownership include the following: (1) an original or a copy of the voting information form from your bank or broker with your name on it, (2) a letter from your bank or broker stating that you owned Mattel common stock on March 19, 2003, or (3) a brokerage account statement indicating that you owned Mattel common stock on March 19, 2003.

If you acquired your shares of Mattel common stock after March 19, 2003, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	proof that you own shares of Mattel common stock.

Examples of proof of ownership include the following:

•	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (1) a letter from your bank or broker stating that you acquired Mattel common stock after March 19, 2003, or (2) a brokerage account statement as of a date after March 19, 2003 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation that you bought the stock after March 19, 2003.

If you are a proxy holder for a stockholder of Mattel, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock on March 19, 2003, and

•	Valid personal photo identification (such as a driver’s license or passport), and

•	If the stockholder whose proxy you hold was not a record holder of Mattel common stock on March 19, 2003, proof of the stockholder’s ownership of shares of Mattel common stock on March 19, 2003, in the form of (1) an original or a copy of the voting information form from the stockholder’s bank or broker with the stockholder’s name on it, or (2) a letter or statement from a bank, broker or other nominee indicating that the stockholder owned Mattel common stock on March 19, 2003.

MATTEL, INC.

NOTICE OF THE 2003 ANNUAL MEETING OF STOCKHOLDERS

The 2003 Annual Meeting of Stockholders of Mattel, Inc. will be held on Wednesday, May 14, 2003, at 10:00 A.M. (Los Angeles time), at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266. The following items of business are to be considered and acted on at the Annual Meeting:

1.	Election of eleven directors.
2.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent accountants for the year ending December 31, 2003.
3.	Approval of the Mattel, Inc. 2003 Long-Term Incentive Plan.
4.	A stockholder proposal regarding shareholder rights plans.
5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Each of the above items of business is described in more detail in the Proxy Statement accompanying this Notice. The Board of Directors recommends a vote FOR the proposals described above in items 1 - 3 and a vote AGAINST the proposal described above in item 4.

If you were a holder of record of Mattel common stock at the close of business on March 19, 2003, you are entitled to notice of and to vote at the Annual Meeting.

A list of record holders of Mattel common stock entitled to vote at the Annual Meeting will be available for examination at Mattel’s offices at 333 Continental Boulevard, El Segundo, California 90245-5012, for any purpose germane to the Annual Meeting, by any stockholder during normal business hours for ten days prior to the Annual Meeting.

The Manhattan Beach Marriott is accessible to those who require special assistance. If you require special assistance, please call the Marriott at (310) 546-7511.

By Order of the Board of Directors

Robert Normile, Secretary

El Segundo, California, April 2, 2003

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

MATTEL, INC.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Robert A. Eckert, Robert Normile and John L. Vogelstein, and each of them, as proxies with full power of substitution, to vote as designated on the reverse side, and in their discretion, on matters properly brought before the Annual Meeting of Stockholders to be held on May 14, 2003 and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of Mattel, Inc. which the undersigned has the power to vote at the Annual Meeting or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

NOMINEES FOR DIRECTOR: (01) Eugene P. Beard, (02) Dr. Harold Brown, (03) Robert A. Eckert, (04) Tully M. Friedman, (05) Ronald M. Loeb, (06) Dr. Andrea L. Rich, (07) William D. Rollnick, (08) Christopher A. Sinclair, (09) G. Craig Sullivan, (10) John L. Vogelstein and (11) Kathy Brittain White.

If any such nominees should be unavailable, the persons named as proxies herein may vote for substitute nominees at their discretion. If no direction to the contrary is indicated, this Proxy will be voted as follows:

FOR the election of all nominees for director listed above;

FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2003;

FOR the approval of the Mattel, Inc. 2003 Long-Term Incentive Plan; and

AGAINST the stockholders proposal regarding shareholder rights plans.

Unless a contrary direction is indicated, this Proxy will grant the persons named as proxies herein discretionary authority to cumulate votes in connection with the election of directors.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

MATTEL, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

VOTER CONTROL NUMBER

Your vote is important. Please vote immediately.

Vote-by-Internet

1.	Log on to the Internet and go to http://www.eproxyvote.com/mat

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

OR

Vote-by-Telephone

1.	Call toll-free
1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒    Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

1.	Election of directors (names on reverse).

☐ FOR ALL NOMINEES        ☐ WITHHOLD FROM ALL NOMINEES

☐

(WITHHOLD VOTES FROM NOMINEES OR VOTE CUMULATIVELY

AS INDICATED ON THE ABOVE LINE.)

2.	Ratification of the selection of PriceWaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2003.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

3.	Approval of the Mattel, Inc. 2003 Long-Term Incentive Plan.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

4.	Stockholder proposal regarding shareholder rights plans.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

5.	IN ADDITION, THE PERSONS NAMED AS PROXIES HEREIN SHALL HAVE AUTHORITY TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSES OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

☐  MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                          Date:                          Signature:                                            Date: